                                  EXHIBIT 10.9

                    AN APPRAISAL OF THE SUPER 8 MOTEL IN
                    SAN DIEGO, CALIFORNIA
                    FOR

                    HOST FUNDING, INC.

                    AS OF  DECEMBER 1, 1994






























Copyright 1994, Arthur Andersen LLP, 33 West Monroe Street, Chicago, Illinois 60603, U.S.A.
All rights reserved.

December 27, 1994

Mr. John Phillips
President
Host Funding, Inc.
7825 Fay Avenue, Suite 250
LaJolla, California  92037

                                                312-507-5993

Re:  Super 8 Motel, San Diego, California

Dear Mr. Phillips:

In accordance with your request, we have performed a complete self-contained narrative appraisal of the Super 8 Motel located in San Diego, California. It is a limited service hotel with 117 rooms situated on 46,609 square feet of land.

The purpose of this appraisal is to estimate the market value of the fee simple interest in the property on a going-concern basis, as of December 1, 1994. It is our understanding that the report is to be used by a rating agency for securitization purposes. A copy of this report may be distributed to Mr. Stephen D. Burchett of GHG Hospitality, and may be included, or referred to, in a Securities and Exchange Commission Filing. This report can only be used for the purposes stated and only by our client and the listed third parties.

The accompanying report, of which this letter is a part, describes the building improvements and methods of appraisal, and contains pertinent data considered in reaching our value conclusions. The opinion of value is subject to the attached certification and statement of general assumptions and limiting conditions.

Based on our analysis, the market value of the fee simple interest in the subject property on a going-concern basis, as of December 1, 1994, was:

                 TWO MILLION EIGHT HUNDRED TEN THOUSAND DOLLARS
                                   $2,810,000

Our appraisal of the property, including basic assumptions and limited conditions, is detailed in the attached report.

Very truly yours,

TABLE OF CONTENTS


LETTER OF TRANSMITTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
SUMMARY OF SALIENT FACTS AND CONCLUSIONS . . . . . . . . . . . . . . . . . . . 3
CERTIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS . . . . . . . . . . . 6
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Property Appraised. . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Property Rights Appraised . . . . . . . . . . . . . . . . . . . . . . . . 8
     Purpose and Function of the Appraisal . . . . . . . . . . . . . . . . . . 8
     Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     Ownership History . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     Date of Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     Scope of the Appraisal. . . . . . . . . . . . . . . . . . . . . . . . . .10
DESCRIPTION AND ANALYSIS . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     Site Description. . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     Improvement Description . . . . . . . . . . . . . . . . . . . . . . . . .11
     Property Taxes and Assessments. . . . . . . . . . . . . . . . . . . . . .12
     Zoning and Other Use Restrictions . . . . . . . . . . . . . . . . . . . .13
     Area Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     Neighborhood Analysis . . . . . . . . . . . . . . . . . . . . . . . . . .15
MARKET ANALYSIS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     Overview. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     Market Segments/Competitive Supply. . . . . . . . . . . . . . . . . . . .17
     Average Daily Rate and Occupancy. . . . . . . . . . . . . . . . . . . . .18
HIGHEST AND BEST USE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
VALUATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
COST APPROACH . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . .24
     Site Valuation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     Valuation of Improvements . . . . . . . . . . . . . . . . . . . . . . . .27
SALES COMPARISON APPROACH  . . . . . . . . . . . . . . . . . . . . . . . . . .30
     Summary of the Sales Comparison Approach. . . . . . . . . . . . . . . . .31
INCOME CAPITALIZATION APPROACH   . . . . . . . . . . . . . . . . . . .  . . ..32
     Market and Subject Operating Trends . . . . . . . . . . . . . . . . . . .33
     Income and Forecast Assumption. . . . . . . . . . . . . . . . . . . . . .35
     Expenses Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
     Direct Capitalization Method. . . . . . . . . . . . . . . . . . . . . . .37
     Discounted Cash Flow Method . . . . . . . . . . . . . . . . . . . . . . .39
     Conclusion of the Income Capitalization Approach. . . . . . . . . . . . .40
RECONCILIATION AND FINAL VALUE ESTIMATE  . . . . . . . . . . . . . . . . . . .41
ADDENDA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Property Name:                          Super 8 Motel

Location:                               4540 Mission Bay Drive
                                        San Diego, California

Owner of Record:                        Mission Bay Super 8 Limited

Real Estate Tax Identification Code:    424-133-17

Date of Valuation:                      December 1, 1994

Purpose and Function of the Appraisal:  Estimate the market value of the fee simple interest on a going-concern basis for securitization purposes

Interest Appraised:                     Fee simple on a going concern basis

Land Area:                              46,609 square feet or 1.07 acres

Building Description:                   A 117 room, three-story, limited service
                                        motel containing approximately 45,000
                                        square feet.  Wood frame with stucco
                                        exterior and a mansard-style roof.

Year Completed/Renovated:               1987

Amenities:                              Continental breakfast, cable, pool

Highest and Best Use:
   AS VACANT:                           Hold for future commercial development
   AS IMPROVED:                         Current Use

Year of Stabilization:                  Fiscal Year 1997 (DECEMBER 1, 1996 -
                                        NOVEMBER 30, 1997)
   OCCUPANCY:                           65% (AS OF FISCAL YEAR 1997)
   AVERAGE DAILY RATE:                  $43.00 (AS OF FISCAL YEAR 1995)


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                              ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 3

Indications of Value
    COST APPROACH                        $2,810,000
    SALES COMPARISON APPROACH            $2,810,000
    INCOME CAPITALIZATION APPROACH
        Direct Capitalization Method:    $3,010,000(1)
        Discounted Cash Flow Method:     $2,870,000

Final Value Opinion:                     $2,810,000

Unit Value Conclusion
    PER ROOM:                            $24,000 (rounded)
    PER SQUARE FOOT:                     $62.50 (rounded)

Allocation of Value:                     Real Property:               $2,360,000
                                         Personal Property:             $450,000
                                         Business Value/Going Concern:        $0
                                                                      ----------
                                         Total:                       $2,810,000

-----------------------------

1 Since the property is not expected to be stabilized until Fiscal Year 1997, the direct capitalization approach does not take into account the lower occupancy in Fiscal Year 1995 and 1996

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                              ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 4

                                  CERTIFICATION

We certify that, to the best of our knowledge and belief,

     the statements of fact contained in this report are true and correct;

     the reported analyses, opinions, and conclusions are limited only by the accompanying limiting conditions and assumptions, and are our personal, unbiased professional analyses, opinions, and conclusions;

     we have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved;

     our compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or the use of, this report;

     our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice;

     as of the date of this report, William J. Carter, MAI has completed the requirements of the continuing education program of the Appraisal Institute;

     a personal inspection of the property that is the subject of this report was made by Kimberly L. Sass on July 29, 1994 and an exterior inspection was made on November 17, 1994;

     William J. Carter, MAI did not inspect the property that is the subject of this report;
     William J. Carter, MAI is a general certified real estate appraiser in the State of California no one provided significant professional assistance to the persons signing this report; and that we certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.


                           -----------------------------------------------------
                           William J. Carter, MAI
                           Participating Principal - Real Estate Services
                           Review Appraiser
                           California General Certified R.E.Appraiser - AG025197


                           -----------------------------------------------------
                           Kimberly L. Sass
                           Manager - Real Estate Services


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                              ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 5

            STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal report is subject to the following general assumptions and limiting conditions:

1. No investigation has been made of, and no responsibility is assumed for, the legal description or for legal matters including title or encumbrances. Title to the property is assumed to be good and marketable unless otherwise stated. The property is further assumed to be free and clear of liens, easements, encroachments and other encumbrances unless otherwise stated, and all improvements are assumed to lie within property boundaries.

2. Information furnished by others, upon which all or portions of this report are based, is believed to be reliable, but has not been verified in all cases. No warranty is given as to the accuracy of such information.

3. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can readily be obtained, or renewed for any use on which the value estimates provided in this report are based.

4. Full compliance with all applicable federal, state and local zoning, use, occupancy, environmental, and similar laws and regulations is assumed, unless otherwise stated.

5. No responsibility is taken for changes in market conditions and no obligation is assumed to revise this report to reflect events or conditions which occur subsequent to the appraisal date hereof.

6.   Responsible ownership and competent property management are assumed.

7. The allocation, if any, in this report of the total valuation among components of the property applies only to the program of utilization stated in this report. The separate values for any components may not be applicable for any other purpose and must not be used in conjunction with any other appraisal.

8. Areas and dimensions of the property were obtained from sources believed to be reliable. Maps or sketches, if included in this report, are only to assist the reader in visualizing the property and no responsibility is assumed for their accuracy. No independent surveys were conducted.

9. It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that affect value. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

10. No soil analysis or geological studies were ordered or made in conjunction with this report, nor was an investigation made of any water, oil, gas, coal, or other subsurface mineral and use rights or conditions.

11. Neither Arthur Andersen LLP nor any individuals signing or associated with this report shall be required by reason of this report to give further consultation, to provide testimony or appear in court or other legal proceedings, unless specific arrangements therefor have been made.

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                              ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 6

12. This appraisal has been made in conformance with, and is subject to, the requirements of the Code of Professional Ethics and Standards of Professional Conduct of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice.

13. This report has been made only for the purpose stated and shall not be used for any other purpose. Neither this report nor any portions thereof (including without limitation any conclusions as to value, the identity of Arthur Andersen LLP or any individuals signing or associated with this report, or the professional associations or organizations with which they are affiliated) shall be disseminated to third parties by any means without the prior written consent and approval of Arthur Andersen LLP.

14. We have not been engaged nor are qualified to detect the existence of hazardous material which may or may not be present on or near the property. The presence of potentially hazardous substances such as asbestos, urea-formaldehyde foam insulation, industrial wastes, etc. may affect the value of the property. The value estimate herein is predicated on the assumption that there is no such material on, in, or near the property that would cause a loss in value. No responsibility is assumed for any such conditions or for any expertise or engineering knowledge required to discover them. The client should retain an expert in this field if further information is desired.

15. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the opinion letter at the front of this report. Our value opinion is based on the purchasing power of the United States' dollar as of this date.

16. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible noncompliance with the requirements of the ADA in estimating the value of the property.

17. Arthur Andersen LLP's maximum liability relating to services rendered under this letter (regardless of form of action, whether in contract, negligence or otherwise), shall be limited to the fees paid to Arthur Andersen LLP for its services under this agreement. In no event shall Arthur Andersen LLP be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

18. Client shall indemnify and hold Arthur Andersen LLP and its personnel from and against any claims, liabilities, costs and expenses (including, without limitation, attorney's fees and the time of Arthur Andersen LLP personnel involved but excluding consequential, special incidental or punitive damages) brought against, paid or incurred by Arthur Andersen LLP at any time and in any way arising out of a breach by client of its obligations under this agreement.


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                              ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 7

                                  INTRODUCTION

PROPERTY APPRAISED

The Super 8 Motel is a limited service motel with 117 rooms located at 4540 Mission Bay Drive in San Diego, California. The improvements were completed in 1987, contain approximately 42,000 square feet and occupy approximately 46,609 square feet of land. A copy of the legal description is located in the Addenda.

PROPERTY RIGHTS APPRAISED

Since the property is appraised as a going-concern, we assume all property rights which can be owned are included in our estimate of market value. The property rights included are as follows:

     1.   RIGHTS IN REAL ESTATE
          -    LAND, SITE IMPROVEMENTS AND BUILDING IMPROVEMENTS;

     2.   RIGHTS IN TANGIBLE PERSONAL PROPERTY
          -    FURNITURE, FIXTURES AND EQUIPMENT;

     3.   RIGHTS TO INTANGIBLE PERSONAL PROPERTY (BUSINESS-RELATED ASSETS)
          -    MANAGEMENT CONTRACTS, FRANCHISE AGREEMENTS AND GOODWILL

Any separate indications that are developed as an allocation of total value on a going-concern basis are not meant to reflect the intrinsic value of each component if sold on a liquidation basis. Rather, they should be interpreted as the approximate contributory value to overall property value as a going-concern.


PURPOSE AND FUNCTION OF THE APPRAISAL

This report estimates the market value of the fee simple interest in the property on a going-concern basis, as of December 1, 1994. It is our understanding that this information will be used for securitization purposes.


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                              ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 8

DEFINITIONS

Our appraisal conclusions are subject to the definition of value below and the Statement of General Assumptions and Limiting Conditions that follows the Certification. Market value, as used herein, is defined as:

          THE MOST PROBABLE PRICE, AS OF A SPECIFIED DATE, IN CASH, OR IN TERMS EQUIVALENT TO CASH, OR IN OTHER PRECISELY REVEALED TERMS, FOR WHICH THE SPECIFIED PROPERTY RIGHTS SHOULD SELL AFTER REASONABLE EXPOSURE IN A COMPETITIVE MARKET UNDER ALL CONDITIONS REQUISITE TO FAIR SALE, WITH THE BUYER AND SELLER EACH ACTING PRUDENTLY, KNOWLEDGEABLY AND FOR SELF-INTEREST, AND ASSUMING THAT NEITHER IS UNDER UNDUE DURESS.

Except as noted, this definitions and other definitions of appraisal terminology in this report are taken from THE APPRAISAL OF REAL ESTATE, Tenth Edition, Appraisal Institute.

Going-concern value, as used herein, is defined as:

          THE VALUE CREATED BY A PROVEN PROPERTY OPERATION; CONSIDERED AS A SEPARATE ENTITY TO BE VALUED WITH A SPECIFIC BUSINESS ESTABLISHMENT.

This definition of appraisal terminology is taken from THE DICTIONARY OF REAL ESTATE APPRAISAL, Third Edition, Appraisal Institute.

OWNERSHIP HISTORY

From the date of opening, until December 8, 1989 the property was owned by Motels of America Series IX, a California Limited Partnership and managed by Motels of America Corporation. Since December 8, 1989, the property has been owned by Mission Bay Super 8 Limited, a California Limited Partnership and managed by Grosvenor Hospitality Group, Inc.

DATE OF VALUE

The property was inspected by Kimberly L. Sass on July 29, 1994 and an exterior inspection was made on November 17, 1994 and the effective date of our value opinion is December 1, 1994. William J. Carter MAI did not inspect the subject property.


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                              ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 9

SCOPE OF THE APPRAISAL

This is a complete, self-contained, narrative appraisal which has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics of the Appraisal Institute.

We have assumed that the operating information provided by our client accurately reflects the historical operating performance of the subject.

In the course of our investigation, we consulted county and city offices for information about zoning and growth trends, we contacted the county assessor's office for tax and assessment data, examined the market area and inspected the property to evaluate its condition, functional qualities, and market appeal. We also consulted local real estate offices and data bases for comparable sales and offerings, comparable rentals and operating expense information. We inspected those sales and offerings considered to be within or similar to the subject market and otherwise comparable and confirmed them with the seller, buyer, broker or a participating attorney. Finally, we collated and applied the resulting information in the valuation process.

MARKETING TIME

Marketing time is the "REASONABLE AMOUNT OF TIME IT MIGHT TAKE TO SELL AN INTEREST IN REAL PROPERTY AT ITS ESTIMATED MARKET VALUE DURING THE PERIOD IMMEDIATELY AFTER THE EFFECTIVE DATE OF THE APPRAISAL." The hotel industry has shown good improvement in the last year and a half with many buyers in the market. Some of the most sought after properties are chain affiliated limited service properties with good cash flows. Since the subject is a Super 8, has a good cash flow history and is a highway motel, we believe a marketing time of 8 to 12 months is considered reasonable. This estimate is supported by Second Quarter 1994 Korpacz and CB Commercial Investor Surveys.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 10

                         DESCRIPTION AND ANALYSIS

SITE DESCRIPTION
Location:                               4540 Mission Bay Drive
                                        San Diego, California

Shape:                                  Rectangular

Frontage:                               Mission Bay Drive -- 350 feet

Size:                                   46,609 square feet

Access/Visibility:                      Fair/Fair

Topography:                             Basically level

Apparent Soil and Subsoil Conditions:   None observed

Flood Plain:                            Flood zoned C for minimal flooding

Utilities:                              All available

IMPROVEMENT DESCRIPTION

The following summary is based on our physical inspection, information obtained from an old appraisal and a review of floor plans provided by building management.

Date of Construction:                   1987

Area & Room Mix
          GROSS AREA:                   42,000 square feet (estimated)

          ROOM MIX:                     King (handicapped)   5
                                        Queen Single        44
                                        Queen Sofa          28
                                        Double              40
                                                           ---
                                        Total              117

Meeting Space:                          None

Elevators:                              None

Security:                               Corridor entrances remained locked 24
                                        hours daily, closed circuit cameras
                                        w/front desk monitor; panic button
                                        system at front desk linked to security
                                        data; on site night security Friday and
                                        Saturday.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 11

Fire Protection:                        Smoke alarms, fire extinguishers, alarm
                                        pulls, emergency lighting, fully
                                        sprinklered, off site fire protection
                                        monitoring system by Honeywell

General Construction Features:          Wood frame, stucco exterior, mansard-
                                        style roof

Interior Features:                      Carpeting, ceramic tile, linoleum tile,
                                        florescent lighting in the common areas
                                        and incandescent lighting in the guest
                                        rooms; individual thru-wall heat pumps

Common Areas:                           Small lobby with sitting area, managers
                                        office, small enclosed area set up for 1 washer/dryer, mechanical room adjacent to the pool, maintenance room.

Site Improvements:                      Asphalt and concrete paving, concrete
                                        sidewalks, small pool surrounded by a
                                        three sided brick wall, moderate
                                        landscaping, self illuminating, two-
                                        sided, free standing ground sign, 2 self illuminating building signs.

Condition:                              Exterior and roof in average condition
                                        The asphalt portion of the parking area
                                        has recently been resurfaced.  The
                                        common areas have recently been upgraded with new carpeting, paint, tile in the stairwells. A majority of the guest rooms have recently been upgraded with new carpeting, curtains, beds, bedspreads as well as much of the furniture. Overall the improvements are in fair to good condition.

PROPERTY TAXES AND ASSESSMENTS

The property is assessed by the San Diego County Assessor. Upon the sale, expansion, or new construction of a property, real estate in the State of California is assessed at 100 percent of market value. When the market value is established it can only be increased by 2 percent per year at the most unless there is a sale transaction, expansion or new construction. The real estate tax rate cannot exceed 1.25 percent of a property's assessed value.

The tax year begins July 1st and property taxes are due in two installments, December 10th and April 10th. The following table summarizes the assessed value, overall tax rate and actual county and city real estate and personal property taxes for the last three years.

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                 Land & Building    Personal Property        Total            Overall
  Tax Year       Assessed Value      Assessed Value       Assessed Value     Tax Rate(2)  Total Taxes
  --------       --------------      --------------       --------------     ----------   -----------
    1991           3,563,535               n/a              $3,563,535         1.06743     38,038.34
    1992           3,639,530             539,173            $4,178,703         1.12227     46,916.34
    1993           3,707,501             235,000            $3,942,501         1.12163     44,220.36
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------

(2) Real and personal property are taxed at the same rate.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 12

[GRAPH]-REGIONAL MAP WITH AN ARROW POINTING TO THE LOCATION OF THE MOTEL


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 13

[GRAPH]-REGIONAL MAP WITH AN ARROW POINTING TO THE LOCATION OF THE MOTEL


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 14

ZONING AND OTHER USE RESTRICTIONS

The property is zoned C-1, according to the San Diego Planning Department. This designation does not specifically allow for the use of hotels and motels but does allow for those uses permitted by the CA (Area Shopping Center) zone.
These include the use of hotels, motels, and time share projects. Based on our interpretation of the most recent zoning ordinance, the building appears to be a legally conforming use.

AREA OVERVIEW

The property is in San Diego, San Diego County. The County is bordered by Orange and Riverside Counties the Pacific Ocean and Mexico. Interstate 5 is the primary north-south thoroughfare in San Diego connecting it to all of Northern California and south to the Mexico border. Other Interstates include 8, 15 and 805 which provide easy access to all points of San Diego.

The increase in population since 1990 has been small, however favorable compared to other areas of California which have experienced declines. The slight increase in population has been due to natural increase while the level of in-migration has declined since 1990. If not for foreign in-migration, San Diego's net migration would have been negative. While domestic in-migration is expected to increase slightly the growth trend outlined in the following table is expected to continue through 1994 and 1995.

--------------------------------------------------------------------------
--------------------------------------------------------------------------
                            POPULATION TRENDS
                     HISTORICAL AND PROJECTED TRENDS
-------------------------------------------------------------------------
-------------------------------------------------------------------------
                       Actual      Actual    Actual       Annual Compound
                        1990        1992      1993            Change
                        ----        ----      ----            ------
   San Diego         1,110,549   1,149,600    1,171,600       1.80%
   San Diego County  2,498,016   2,602,200    2,648,600       1.89%
-------------------------------------------------------------------------
-------------------------------------------------------------------------

                         [GRAPH]-EMPLOYMENT DISTRIBUTION

                         Services  29%     Fire       6%
                         Trade     23%     Const      5%
                         Gov't     19%     Trans/Util 4%
                         Manuf     13%     Agr        1%



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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 15


           -------------------------------------------------------------
           -------------------------------------------------------------
               10 LARGEST PRIVATE/PUBLIC EMPLOYERS - SAN DIEGO COUNTY
           -------------------------------------------------------------
           -------------------------------------------------------------
                    COMPANY                              # OF EMPLOYEES
                    -------                              --------------
            City of San Diego                                   10,000+
            County of San Diego                                 10,000+
            San Diego Unified School District                   10,000+
            Sharp Healthcare                                    10,000+
            United States Government/Civilian                   10,000+
            University of California San Diego                  10,000+
            Pacific Bell, A Pacific Telesis Company       5,000 - 9,999
            Rohr Industries, Inc.                         5,000 - 9,999
            San Diego Community College District          5,000 - 9,999
            Scripps Institutions of Medicine & Science    5,000 - 9,999
           -------------------------------------------------------------
           -------------------------------------------------------------


         ----------------------------------------------------------------------
         ----------------------------------------------------------------------
                                   UNEMPLOYMENT
         ----------------------------------------------------------------------
         ----------------------------------------------------------------------
         Annual Average   San Diego  San Diego City  California   United States
         --------------   ---------  --------------  ----------   -------------
              1990           4.4%         n/a           5.6%           5.5%
              1991           6.1%         n/a           7.5%           6.7%
              1992           7.4%         7.4%          9.1%           7.4%
              1993
            July 1994
         -----------------------------------------------------------------------
         -----------------------------------------------------------------------
         SOURCE:  U.S. BUREAU OF LABOR STATISTICS


Manufacturing and defense are the top two segments of the San Diego economy based on total dollars generated. A large part of the manufacturing revenues are related to the defense industry. Therefore, for the most part, the defense industry has been the primary employer in San Diego. While the city has diversified over the years and is now home to prominent research facilities and well-known health care centers it still is home to one of the largest military complexes in the world. The livelihood of more than 1/5th of San Diego's population is tied to defense spending. Defense expenditures have been fairly level since 1989 with small increases and decreases. However, in 1993 San Diego showed an increase in defense related revenues which was largely due to an increase in the value of procurement contracts awarded by the Department of Defense.

There have also been many setbacks in the defense industry in San Diego. As of December 31, 1993 the San Diego Naval Training Center (NTC), Recruit Training Command, was closed. The remaining NTC operations are slated for closure by 1999. San Diego's Miramar Naval Air Station was realigned and many pilots were relocated to other bases in California and Nevada. Between 1990 and 1993 General Dynamics, formerly San Diego's largest private employer, decreased its staff from 17,500 employees to 2,200 employees. In addition the Space Systems division of General Dynamics was sold to Martin Marietta in 1993, who will move most of the division to Denver, Colorado.

In order to counter the effects of the defense cuts at the federal level the City applied for and was awarded two significant grants. These grants will be used to assist defense-related firms in converting their technologies to more competitive applications and retrain workers to compete in the growing high-tech job


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 16
market. In addition, San Diego was designated as one of the few ports where military operations will be consolidated. While the number of Navy personnel decreased from 1992 to 1993, a small net increase is expected as personnel are reassigned to San Diego because of other base closures across the country.

Other key factors regarding the San Diego economy are tourism and the trend of retail sales. Tourism and retail sales along with other economic indicators have declined dramatically in terms of growth compared to years prior to 1990. While San Diego's economy has experienced a decline in real gross national product (GNP) since 1990, the decline has been decreasing to a slight decrease in 1992 and 1993 of 0.4 percent and 0.1 percent, respectively. The GNP is projected to grow 1 percent in 1994. San Diego is expected to continue to lag the rest of the nation's economic growth, however, it should continue to outperform California as a whole.

San Diego benefits primarily from its proximity to Mexico and secondary to its proximity to the Los Angeles metropolitan area. Its location adjacent to the Mexico border provides an extended labor force and retail opportunities. San Diego has one of California's three major port complexes and is the gateway to the Pacific Rim Trade. While reductions in defense spending had a ripple affect through the regions defense related industries San Diego's status as a major port and the awarded grants will be instrumental in reversing the negative impact. Unemployment is expected to decline at a slow pace in the near future but will most likely continue to be higher than the national average. Slow growth is expected in the next few years.

NEIGHBORHOOD ANALYSIS

The subject is located approximately six miles north of downtown San Diego. The immediate neighborhood is roughly bound by Mission Bay to the south, Ingraham Street to the west, northbound entrance to I-5 to the north and Interstate 5 to the east. Adjacent to the south is the Mission Bay Memorial Annex. To the east, across Mission Bay Drive is the Sleepy Time Motel and Mission Bay Memorial Hospital. To the north and west is a Ford Dealership. Mission Bay Drive is a north/south, four-lane, two-way road extending from the west side of I-5 for approximately one mile and connecting back to the Interstate. On northbound Mission Bay Drive the property is only accessible by making a U-turn at Magnolia Avenue approximately 1/8th mile north of the subject. This commercial neighborhood is virtually 100 percent developed and is characterized by the Mission Bay Hospital, car dealerships and repair shops and motels. It serves highway traffic, visitors to Mission Bay/Pacific Beach, and the local population. Extending to the west are both commercial and middle-income residential uses. The subject is very compatible with the surrounding neighborhood uses.


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 17

     CONCLUSION

San Diego and the Mission Bay area have experienced a decline in growth since 1990 to record low levels. While growth has been decreasing the current state of the economy should remain stable due to San Diego's proximity to the Mexico border and the positive offsetting trends relating to the defense industry specific to San Diego. The subject neighborhood provides all the necessary services travelers may need and the nearby Mission Bay Park area generates additional traffic. The area and neighborhood are considered desirable. The slow growth and in some areas negative trends appears to have leveled off.
While slow growth is expected to continue through 1994 and 1995 the desirability of the area is expected to be maintained in the future.


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 18

                                        COMPETITION SUMMARY
                             SUPER 8 MISSION BAY MOTEL, SAN DIEGO, CA


                               PROXIMITY       # OF
  PROPERTY                     TO SUBJECT      ROOMS   YOC       AMENITIES
-----------------------------------------------------------------------------------------
SUBJECT -- SUPER 8 MISSION BAY     --           117   1987  Pool; courtesy shuttle
   4540 Mission Bay Drive                                   free VCR/Movies; cable


PRIMARY COMPETITION
 1 Comfort Inn               1/4 mile North     86          Heated pool & spa, Elevator
   4610 DeSoto Street                                       Coin laundry, Contl breakfast
                                                            24-hour rest., free movies

 2 Days Inn                   1 mile South      101   1984  Outdoor pool, spa, cable,
   2575 Clairmont Drive                                     Cont'l breakfast, newspaper
-----------------------------------------------------------------------------------------
TOTALS/AVERAGES
PRIMARY COMPETITION                            187/94   --                      --


SECODARY COMPETITION
 1 Friendship Inn            1/4 mile South     40    1940  Basic cable
   4345 Mission Bay Drive

2 Sleepy Time                   Directly        66     n/a  Small heated pool,
   4545 Mission Bay Drive     Across the St.                cable

 3 Trade Winds               1/3 mile South     16     50s                     ---
   4305 Mission Bay Drive
------------------------------------------------------------------------------------------
TOTALS/AVERAGES--
SECONDARY COMPETITION                         122/41   ---                     ---




                                   MARKET SEGMENTATION                          PUBLISHED RATES                  ESTIMATED
                             ----------------------------------        -------------------------------     --------------------
  PROPERTY                   COMMERCIAL  MTG/CONV.    LEISURE         SINGLE        DOUBLE      OTHER      OCCUPANCY        ADR
------------------------------------------------------------------------------------------------------------------------------------
SUBJECT -- SUPER 8 MISSION BAY  15%         0%           85%          $55.00 IS      $63.00 IS    n/a         53%         $41.00
  4540 Mission Bay Drive                                              $50.00 OS      $58.00 OS    n/a


PRIMARY COMPETITION
 1 Comfort Inn                  10%         0%           90%             n/a         $69.00 IS  $79.00 WE     75%         $55.00
   4610 DeSoto Street                                                    n/a         $59.00 OS     n/a                  (estimated)


 2 Days Inn                       8%        5%           87%          $64.00 IS      $69.00 IS     n/a        65%         $46.00
   2575 Clairmont Drive                                               $46.00 OS      $49.00 OS     n/a
------------------------------------------------------------------------------------------------------------------------------------
TOTALS/AVERAGE--
PRIMARY COMPETITION               9%        2%           89%             ---           ---          ---       70%         $50.50


SECODARY COMPETITION
 1 Friendship Inn                 0%        0%          100%          $31.00         $46.00         n/a       n/a           n/a
   4345 Mission Bay Drive

 2 Sleepy Time                    0%        0%          100%          $43.60 IS      $48.70 IS      n/a       60%          $35.00
   4545 Mission Bay Drive                                             $37.05 OS      $42.60 OS      n/a

 3 Trade Winds                   10%        0%           90%          $31.00         $34.00       $37.00      60%            n/a
   4305 Mission Bay Drive
------------------------------------------------------------------------------------------------------------------------------------
TOTALS/AVERAGES--
SECONDARY COMPETITIONS            3%        0%           97%             ---           ---        ---         60%         $35.00

** "IS" REPRESENTS IN SEASON, "OS" REPRESENTS OUT OF SEASON, AND "WE" REPRESENTS WEEKEND**


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 19

                           LAND VALUE ADJUSTMENT GRID
                    SUPER 8 MISSION BAY MOTEL, SAN DIEGO, CA
                                DECEMBER 1, 1994


                                      ------------------------------------------------------------------------------------------
                                                  SUBJECT                     SALE NO. 1                    SALE NO. 2
                                      ------------------------------------------------------------------------------------------

                                      ------------------------------------------------------------------------------------------
Location                                  4540 Mission Bay Dr         Camino de la Reina          N of Damen, W of I-5
City, State                                     San Diego, CA              San Diego, CA                 San Diego, CA
Size (sq ft)                                           46,609                     84,119                        72,745
Sale Price                                                                     2,235,000                     2,175,000
Sales Price per sq ft                                                             $26.57                        $29.90
                                      ----------------------------------------------------------------------------------------
Adjustments
   Property Rights Conveyed                                                   Fee Simple     =              Fee Simple     =
Adjusted Unit Sales Price                                                         $26.57                        $29.90
   Financing Terms                                                          Market terms     =            Market terms     =
Adjusted Unit Sales Price                                                         $26.57                        $29.90
   Conditions of  Sale                                                            Normal     =                  Normal     =
Adjusted Unit Sales Price                                                         $26.57                        $29.90
   Market Conditions                                                              Jun-91     -                  May-90     -
Adjusted Unit Sales Price                                                         $21.26                        $22.42
                                      ------------------------------------------------------------------------------------------
Location/Physical Adjustments
   Location                                  Mission Bay Area         Univ. Heights Area     +           Pacific Beach     =
   Size (sq ft)                                        46,609                     84,119     +                  72,745     +
   Access/Frontage                              Interior/Good              Interior/Good     =           Interior/Good     =
   Zoning/Use                                             C-1                       MV-M     -                     M-1     =
   Topography/Shape                          Level/Rectagular          Level/Rectangular     =       Level/Rectangular     =
                                      ------------------------------------------------------------------------------------------
Total Location/Physical Adjustments                                                          +                             +
                                                                  --------------------------------------------------------------
Adjusted Price/Sq. Ft.                                                            $26.60                        $25.80
                                                                  --------------------------------------------------------------




                                                   SALE NO. 3                 SALE NO. 4                       LISTING
                                      ------------------------------------------------------------------------------------------
Location                                   3880 Greenwood St.            Hotel Circle S.                Hotel Circle S
City, State                                     San Diego, CA              San Diego, CA                  San Diego, C
Size (sq ft)                                          109,336                    348,480                        348,48
Sale Price                                          2,838,000                  8,363,520                      6,500,00
Sales Price per sq ft                                  $25.96                     $24.00                        $18.65
                                      ------------------------------------------------------------------------------------------
Adjustments
   Property Rights Conveyed                        Fee Simple     =           Fee Simple     =              Fee Simple     =
Adjusted Unit Sales Price                              $25.96                     $24.00                        $18.65
   Financing Terms                               Market terms     =                 Cash     =                     n/a     =
Adjusted Unit Sales Price                              $25.96                     $24.00                        $18.65
   Conditions of  Sale                                 Normal     =               Normal     =                  Normal     =
Adjusted Unit Sales Price                              $25.96                     $24.00                        $18.65
   Market Conditions                                   Nov-89     -               Oct-88     -         Current Listing     -
Adjusted Unit Sales Price                              $19.47                     $16.80                        $16.79
                                      ------------------------------------------------------------------------------------------
Location/Physical Adjustments

                                      ------------------------------------------------------------------------------------------
   Location                                 Sports Arena Area     +      Hotel Circle S.     +          Hotel Circle S     +
   Size (sq ft)                                       109,336     +              348,480     +                 348,480     +
   Access/Frontage                         Interior/Fair-Poor     +        Interior/Good     =           Interior/Good     =
   Zoning/Use                                            MV-B     =                MV-CV     =                   MV-Cv     =
   Topography/Shape                          Level/Rectagular     =     Level/Rectagular     =        Level/Rectagular     =
                                      ------------------------------------------------------------------------------------------
Total Location/Physical Adjustments                               +                          +                             +
                                      ------------------------------------------------------------------------------------------

                                      ------------------------------------------------------------------------------------------
Adjusted Price/Sq. Ft.                                $26.30                      $26.00                        $26.00
                                      ------------------------------------------------------------------------------------------


Minimum Adjusted Price:                  $25.80
Maximum Adjusted Price:                  $26.60
Mean Adjusted Price:                     $26.23

Concluded Price/Sq.Ft.:                  $26.00
Concluded Land Value:                $1,211,834
Rounded:                             $1,212,000


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 20

                                 MARKET ANALYSIS

OVERVIEW
A report from the San Diego Convention and Visitors Bureau indicates that approximately 2,500 hotel rooms were constructed per year between 1984 and 1989. Growth in rooms continued through 1993 but at a much slower rate. A majority of the hotels constructed were full service resort type properties. San Diego County divides its hotel markets into 12 areas. The subject is located within the Mission Bay/Pacific Beach market. This market includes all of Mission Beach, Mission Bay and Pacific Beach. It is bordered on the south by Interstate 8, to the east by Interstate 5 and to the north by La Jolla. Of the rooms constructed since 1989 only 81 were within the Mission Bay/Pacific Beach market. This was from the construction of the Ocean Park Inn in 1991 and the expansion of the San Diego Princess with eleven rooms in 1992. According to the San Diego Planning Department no hotels are in the proposal stage for development. Estimated annual growth in hotel rooms over the last five years in the San Diego Metropolitan area is shown in the following chart.


                          NEWLY CONSTRUCTED HOTEL ROOMS
                                     [CHART]

                     SOURCE: NORTHERN KY CHAMBER OF COMMERCE


MARKET SEGMENTS/COMPETITIVE SUPPLY
We have identified five hotels in our total competitive supply. Of these hotels, two are positioned in the primary competitive supply, and three are considered secondary competition. The primary competitors are associated with established chains and the secondary competitors are not associated with established chains. Details of the competing properties are located on the facing page.

The primary segments served in the subject's market area are leisure and commercial. Among the primary competitors and the subject the distribution among these two segments is approximately 90/10. The Comfort Inn, located approximately 1/8 mile north of the subject at the northeast corner of Mission Bay Drive and Garnet Avenue, was formerly a Travelodge. Since the change in franchise this property has been

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 21
marketing strongly and working towards increasing occupancy while at least maintaining their average daily rate. This property has an edge in terms of amenities and the Comfort Inn affiliation. It is also more visible because of its location on a hill. The Days Inn is located one-mile south of the subject on Clairmon Drive. This property also has a stronger chain-affiliation and is at least somewhat visible from the highway. The Days Inn is also located in closer proximity to the Visitor/Information Center and access to the Mission Bay area.

The properties identified as secondary competition are considered so mainly because of their close proximity to the Super 8. These properties are not affiliated with a chain, cater virtually 100 percent to the leisure segment and strictly cater to price oriented guests. These properties are not as desirable from the exterior and do not maintain the level of quality of the chain affiliated motels. However, demand for this type of property is expected to continue.

AVERAGE DAILY RATE AND OCCUPANCY
The industry surveys, such as the Host Report, are typically only published once or twice a year, and therefore, cannot cover the most current state of the hotel industry. This has not been an issue in past years since declines were projected and realized. Since the national hotel industry has shown signs of real recovery, based on the increased activity in sale transactions and the reported increase in occupancy by many markets, we cannot rely solely on these surveys in projecting future trends.

Occupancy at the competitive properties overall is basically in-line with nationwide trends, however, the average daily rate has lagged. Statistics relating to the Mission Bay/Pacific Beach market include full service and resort hotels as well as limited service motels. While the performance of the full service properties has declined in the last three years it has not declined to the extent of the limited service properties in this market. Statistics relating to hotels with rates ranging between $35.01 and $55.00 encompasses the entire metropolitan area, including downtown San Diego. The slight increase in performance in 1992 was primarily due to three major sporting events and three large conventions that did not occur in 1993.

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                  Historical ADR and Occupancy
               Mission Bay/Pacific Beach Market and San Diego Metropolitan Area
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                              MISSION BAY/PACIFIC BEACH      ADRS RANGING BETWEEN $35.01 TO $55.00
                              -------------------------      -------------------------------------
          YEAR                OCCUPANCY      ADR            OCCUPANCY       ADR
          ----                ---------      ---            ---------       ---
          1990                71.3%          $  97.20
          1991                70.7%          $  98.35       63.6%           $51.38
          1992                67.9%          $ 102.82       59.2%           $55.29
          1993                67.8%          $ 100.24       59.2%           $57.41
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

Sources: PKF Consulting, Trends in the Hotel Industry
--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 22

                               ----------------------------------------------------------------------
                               ----------------------------------------------------------------------
                                                    Nationwide and Pacific Region
                                                     Limited Service Properties
                                ---------------------------------------------------------------------
                                ---------------------------------------------------------------------
                                        Nationwide                   Pacific Region
                                --------------------------------------------------------------------
                                        Year End       ADR           Occupancy  ADR       Occupancy
                                        --------       ----          ---------  ----      ----------
                                        1990           $42.57        63.4%      $70.21    66.6%
                                        1991           $43.91        62.6%      $70.85    64.0%
                                        1992           $44.45        61.7%      $71.39    63.3%
                                        1993           $45.51        63.4%      $71.63    62.9%
                               -----------------------------------------------------------------------
                               -----------------------------------------------------------------------

Source:   ICVA, Smith Travel, AA Host Report

                      -----------------------------------------
                      -----------------------------------------
                               Super 8 Mission Bay
                                  San Diego, CA
                          HISTORICAL OCCUPANCY AND ADR
                      -----------------------------------------
                      -----------------------------------------

                                     AVERAGE
                      YEAR           OCCUPANCY            ADR
                      ----           ---------            ----
                      1991             67.47              42.08
                      1992             65.13              42.25
                      1993             52.84              41.92
                      1994*            52.97              40.81
                      -----------------------------------------
                      -----------------------------------------

                     *  JANUARY THROUGH JUNE ONLY


Since 1991 performance at the subject has decreased in terms of average occupancy. This is due to the general economic conditions of San Diego and the nation overall. It is also due to the decline in the condition of the property. The property was allowed to decline to a point that virtually everything needed to be replaced in 1993. While it appears occupancy is decreasing in 1994 this is not the case. The above 1994 figure is approximately 1 percent higher than the same period in 1993 and this does not include July through September which is peak season. As of fiscal year end November 30, 1995 we believe the Super 8 will reach 58 percent occupancy. As of fiscal year end 1997 we project a stabilized occupancy of 65 percent.

Average daily rate has declined in the last four years. The hotel is currently concentrating on occupancy over average daily rate. On a daily basis consideration is given to discounting the room rate on a reservation by reservation basis until the hotel reaches an occupancy of approximately 70 percent. At this point the full rate is typically charged. This policy has resulted in a slightly lower average daily rate for the first six months of 1994 compared to the first six months of 1993. Policies similar to this are also ongoing at the primary competing properties. The hotel has also been advertising package deals such as Sea World Packages and dinner cruise packages. With these packages a full daily rate is charged but there is something free included. While the attraction is a cost to the hotel it is typically at a discount when purchased in bulk. The major improvements made to the interior of the hotel, the package deals and the concentration on becoming highly occupied should have a positive impact on the average daily rate at fiscal year end November 1995 projected at $43.00. This rate is projected to grow at 3 percent per year over the projection period. This growth rate, which is at the lower end of industry standards, is considered reasonable since we are projecting focus on occupancy.

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 23

In summary, there has been a decline in hotel performance in the market and the subject specifically over the last three years. This decline appears to have reached a bottom point but is not expected to immediately move in an upward direction. The hotels that focus on their position in the market will perform above those that are just reactive to economic conditions. Focus on maintaining and increasing market share while maintaining the condition of the property should ensure the beginning of an upward trend for the subject property. This is further supported since there are no plans for additions to supply in the near future.


          --------------------------------------------------------------
          --------------------------------------------------------------
                    Projected Occupancy and Average Daily Rate
          --------------------------------------------------------------
          --------------------------------------------------------------
          Year Beginning       ADR Growth    Average Daily
          December 1, 1994        Rate            Rate         Occupancy
          ----------------        ----            ----         ---------
             FY 1995               n/a           $43.00           58%
             FY 1996                3%           $44.29           62%
             FY 1997                3%           $45.62           65%
          --------------------------------------------------------------
          --------------------------------------------------------------

--------------------------------------------------------------------------------
                         ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 24

                              HIGHEST AND BEST USE

The uses to which a property can be put affect its value. This is recognized by the concept of highest and best use, generally understood to mean:

               THE REASONABLY PROBABLE AND LEGAL USE OF VACANT
               LAND OR AN IMPROVED PROPERTY, WHICH IS PHYSICALLY
               POSSIBLE, APPROPRIATELY SUPPORTED, FINANCIALLY
               FEASIBLE AND RESULTS IN THE HIGHEST VALUE.

The highest and best use of the land as if vacant and available for use may be different from the highest and best use of the improved property. This is true when the improvement is not an appropriate use, but makes a contribution to the total property value in excess of the value of the site. Thus, in arriving at our opinion of the highest and best use, we first analyzed the property as though the land were vacant and then analyzed it as improved. In both instances, the conclusion of highest and best use must be determined by examining the physically possible, legally permissible, financially feasible and maximally productive uses of the site.

     AS VACANT

PHYSICALLY POSSIBLE - The physical aspects of the site such as size, shape, and topography impose the first constraints on the possible use of the property. The site is basically level and rectangular in shape. The site has fair visibility and all normal utilities are available. No physical characteristics were observed that would impose constraints on the site's development. Given the characteristics of the site and the surrounding land uses, possible uses would include a wide range of commercial and office uses.

LEGALLY PERMISSIBLE - Legal restrictions, as they apply, include the public
restrictions of zoning.   The property is zoned C-1.  Permitted uses include
restaurants, retail stores and services. C-1 also includes all uses permitted in zoning classification CA which includes hotels, motels, and time share projects.

FINANCIALLY FEASIBLE AND MAXIMALLY PRODUCTIVE - The site is located off a major interstate but is not visible from the highway unless a large highway sign is allowed. As described in the neighborhood section, most surrounding uses include limited service motels, auto dealerships and repair shops and a few food establishments. The neighborhood is virtually 100 percent developed and no comparable vacant sites are available. Due to the sites location off I-5, its proximity to Mission Bay and the characteristics of the surrounding uses would support improvement with a commercial use. However, since market rates are insufficient to provide an adequate return on development costs, the cautious attitude concerning the future of the local economy and the current negative stigma attached to new development, it is our opinion that at this time development is not feasible. The most financially feasible and maximally productive use for the site would be to hold for future commercial development.

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 25

CONCLUSION - We believe the highest and best use of the site as though vacant, as of December 1, 1994, would be to hold for future commercial development.


     AS IMPROVED
PHYSICALLY POSSIBLE - The overall property is in good condition and is well-suited to its current use.

LEGALLY PERMISSIBLE - The existing zoning of the property permits the existing commercial use.

FINANCIALLY FEASIBLE AND MAXIMALLY PRODUCTIVE - We compared the estimated value of the property as improved to its estimated net value as a vacant site. The comparable sales we examined in considering land value (shown later) indicate that the site as vacant is worth less that the property as improved. Even though the current hotel market is adequately supplied it would not be economically feasible to demolish the existing improvements. Given the layout, interior design and apparent level of demand for the existing improvements, it is our opinion that the only financially feasible and maximally productive use of the property is its current use.

CONCLUSION - We have concluded that the highest and best use of the property, as improved, as of December 1, 1994, is its current use.



--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 26

                                    VALUATION

Three approaches are generally used to estimate value: the cost, sales comparison and income capitalization approaches. Each approach assumes valuation of the property at its highest and best use. These approaches are more fully discussed on the following pages.



--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 27

                           LAND VAULE ADJUSTMENT GRID
                     SUPER 8 MISSION BAY MOTEL, SAN DIEGO CA
                                DECEMBER 1, 1994

                                --------------------------------------------------------------------------------------------
                                              SUBJECT                      SALE NO. 1                         SALE NO. 2
                                --------------------------------------------------------------------------------------------
                                --------------------------------------------------------------------------------------------
Location                         4540 Mission Bay Dr.              Camino de la Reina               N of Damen, W of I-5
City, State                             San Diego, Ca                   San Diego, CA                      San Diego, CA
Size (sqft)                                    46,609                          84,119                             72,745
Sale Price                                                                  2,235,000                          2,175,000
Sales Price per Sq ft                                                           26.57                              29.90
                               ---------------------------------------------------------------------------------------------
Adjustments
  Property Rights Conveyed                                                 Fee Simple    =                    Fee Simple    =
Adjusted Unit Sales Price                                                      $26.57                             $29.90
  Financing Terms                                                        Market terms    =                  Market terms   =
Adjusted Unit Sales Price                                                      $26.57                             $29.90
  Conditions of Sale                                                           Normal    =                        Normal   =
Adjusted Unit Sales Price                                                      $29.57                             $29.90
  Market Conditions                                                            Jun-91    -                        May 90   -
Adjusted Unit Sales Price                                                      $21.26                             $22.42
                              ----------------------------------------------------------------------------------------------

LOCATION/PHYSICAL ADJUSTMENTS
                              ----------------------------------------------------------------------------------------------
  Location                           Mission Bay Area                   Univ. Heights    +                 Pacific Beach   =
  Size (sq ft)                                 46,609                          84,119    +                        72,745   +
  Access/Frontage                       Interior/Good                   Interior/Good    =                 Interior/Good   =
  Zoning/Use                                      C-1                            MV-M    -                           M-1   =
  Topography/Shape                   Level/Rectagular               Level/Rectangular    =             Level/Rectangular   =

                              ----------------------------------------------------------------------------------------------
Total Location/Physical Adjustments                                                      +                                 +
                                                                     -------------------------------------------------------
Adjusted Price/Sq. Ft.                                                         $26.60                              25.80
                                                                     -------------------------------------------------------
Minimum Adjusted Price:                        $25.80
Maximum Adjusted Price:                        $26.60
Mean Adjusted Price:                           $26.23

Concluded Price/Sq. Ft.:                        26.00
Concluded Land Value:                      $1,211,834
Rounded:                                   $1,212,000


                                --------------------------------------------------------------------------------------------
                                           SALE NO. 3                      SALE NO. 4                                LISTING
                                --------------------------------------------------------------------------------------------
                                --------------------------------------------------------------------------------------------
Location                           3880 Greenwood St.                 Hotel Circle S.                    Hotel Circle S.
City, State                             San Diego, CA                   San Diego, CA                      San Diego, CA
Size (sqft)                                   109,336                         348,480                            348,480
Sale Price                                  2,838,000                       8,383,520                          6,500,000
Sales Price per Sq ft                          $25.96                             $24                             $18.65
                                --------------------------------------------------------------------------------------------
Adjustments
                                --------------------------------------------------------------------------------------------
  Property Rights Conveyed                 Fee Simple    =                Fee Simple     =                    Fee Simple   =
  Adjusted Unit Sales Price                    $25.96                          $24.00                             $18.65
  Financing Terms                        Market terms    =                       Cash    =                           n/a   =
  Adjusted Unit Sales Price                    $25.96                          $24.00                             $18.65
  Conditions of Sale                           Normal    =                     Normal    =                        Normal   =
  Adjusted Unit Sales Price                    $25.96                          $24.00                             $18.65
  Market Conditions                            Nov-89    -                     Oct-88    -               Current Listing   -
Adjusted Unit Sales Price                      $19.47                          $16.80                             $16.79
                                --------------------------------------------------------------------------------------------

LOCATION/PHYSICAL ADJUSTMENTS
                                --------------------------------------------------------------------------------------------
  Location                          Sports Arena Area    +            Hotel Circle S.    +                Hotel Circle S   +
  Size (sq ft)                                109,336    +                    348,480    +                       348,480   +
  Access/Frontage                  Interior/Fair-Poor    +              Interior/Good    =                 Interior/Good   =
  Zoning/Use                                     MV-B    =                      MV-CV    =                         MV-CV   =
  Topography/Shape                   Level/Rectagular    =           Level/Rectagular    =              Level/Rectagular   =
                                --------------------------------------------------------------------------------------------
Total Location/Physical Adjustments                      +                               +                                 +
                                --------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 28

                                  COST APPROACH

The cost approach is based upon the principle of substitution which states that no rational buyer will pay more for a property than the amount for which he can obtain a comparable site and construct improvements of equal desirability and utility, assuming no undue delay.

This approach involves the application of several basic steps. First, the value of the land as if vacant is estimated. Second, the current cost of replacing the improvements is estimated. Third, an entrepreneurial profit sufficient to attract a developer to undertake the risk associated with the project is estimated. Fourth, accrued depreciation is estimated and deducted from the cost new estimate (inclusive of profit) to arrive at a contributory value of the improvements. In the fifth step, the land value is added to the contributory value of the improvements to arrive at a value of the real estate. Finally, we add amounts for personal property and intangible business value.

SITE VALUATION
In estimating the value of the site as if vacant, the sales comparison approach is used. In this approach, value is estimated by comparing the subject site to similar properties that have been sold recently or are currently being offered on the market for sale. We have consulted local brokers, appraisers and data bases for recent sales of comparable properties within the subject area. Principals and/or the broker handling the sale were then contacted to obtain further information on the properties and transactions. The available market data was investigated, analyzed and compared to the subject.

In estimating the value of the site, price per square foot was used since local investors and brokers typically rely upon this method of analysis. The table on the facing page summarizes the sales and the adjustments made. Following is a brief description of the adjustments by relevant characteristics and details of each sale have been maintained in our files.

The market sales used ranged in date from a current listing to October 1988, in size from 72,745 to 348,480 square feet and have unadjusted sales prices from $18.65 to $29.90 per square foot.

PROPERTY RIGHTS CONVEYED - All sales were reportedly fee simple transfers.

FINANCING TERMS - All sales were reportedly cash transactions or financed at terms equivalent to cash.

CONDITIONS OF SALE - None of the sales were found to include any abnormal conditions affecting the final sale price.

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 29

MARKET CONDITIONS - As discussed in previous sections of this report, San Diego County has experienced a slow economic growth and in many areas declines in economic indicators. Sales 1 through 4 occurred between 1988 and 1992 which was a superior economic period compared to current conditions. Therefore all four sales required negative adjustments. This is further supported by comparing sale 4 to the current listing which involve the same site. The current listing also required a negative adjustment. A property for sale is typically listed above market to leave room for negotiation. This site has been on the market for 4 years and was decreased substantially in 1992. Even though the listing price was decreased it is our opinion it is still above market.

LOCATION - Sales 1 is located off Interstate 8 in the University Heights area. This location is further removed from the coast and is less densely developed. Sale 3 is located in the Sports Arena area. While generally this a desirable location because of its proximity to the sports arena, downtown and the coast this particular site is not on a main thoroughfare but is hidden on a secondary street. Sale 3 and the current listing are located off Interstate 8 in an area known as Hotel Circle. This area has declined in desirability over the years and is inferior to the subject in terms of its distance from the coast and Mission Bay. Sales 1, 3, 4 and the current listing required various levels of positive adjustments.

SIZE - The larger the size of a property, the smaller the price per unit, and vice versa, assuming all other variables are constant. All of the sales were larger than the subject and therefore positive adjustments were necessary.

ACCESS/FRONTAGE - We considered the significance and degree of road frontage, exposure, traffic and general activity in estimating the appropriate adjustment. While the subject does not have visibility from the highway it is located on a heavily traveled thoroughfare. Sales 1, 2, 3 and the current listing are similar to the subject in terms of access/frontage. Sale 3 is considered inferior since it is located on a secondary one-way street. A positive adjustment was necessary.

ZONING/USE - The zoning classification of a site can limit legally permitted uses which can directly affect the value of the site. Sales 2, 3, 4 and the current listing were relatively similar in terms of permissible uses. No adjustments were necessary. Sale 2 is was zoned M-1 which permits uses allowed in all commercial zoning classifications. The zoning classification of the property in sale 1 allows a slightly wider range of uses. A negative adjustment was required.

SHAPE/TOPOGRAPHY - All of the sales were relatively similar in terms of shape/topography. No adjustments were necessary.
--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 30

The adjusted sale prices range from $25.80 to $26.60 per square foot, with an average adjusted price of $26.23 per square foot. Based on our analysis, it is our opinion that the market value of the site as if vacant, as of December 1, 1994, is $26.00 per square foot, or as follows:

     46,609 square feet x $26.00/square foot=    $1,211,834
     Rounded:  $1,212,000

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 31

                              COST APPROACH SUMMARY
                    SUPER 8 MISSION BAY MOTEL, SAN DIEGO, CA
                                DECEMBER 1, 1994

Estimated Replacement Cost of the Improvements                        $2,719,679
Less:   Physical Deterioration                               20%        (543,936)
                                                                        --------
Estimated Replacement Cost less Physical Deterioration                $2,175,743

Less:   Functional Obsolescence                              20%        (435,149)
        External Obsolescence                                30%        (652,723)
                                                                         -------
Total Depreciated Replacement Cost of Improvements                    $1,087,871

Plus:   Depreciated Value of Site Improvements                          $65,000
        Land Value                                                     1,212,000
                                                                       ---------
Total Depreciated Value of Real Estate                                $2,364,871

Plus:   Personal Property                                                457,000
                                                                         -------
         Value Estimate via the Cost Approach                         $2,821,871

                                                        Rounded       $2,820,000




--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 32

VALUATION OF IMPROVEMENTS
The most accurate method of estimating replacement cost is to obtain bids from contractors. In lieu of actually obtaining bids, we have estimated the replacement cost new using MARSHALL VALUATION SERVICE manual published by Marshall and Swift. A summary of the cost approach conclusions is located on the facing page. Following is a brief explanation of each component.

     ESTIMATE OF BUILDING REPLACEMENT COST
The Marshall Valuation Service calculator method, indicated a base construction cost of $49.75 per square foot of gross area for a Class D average quality construction hotel. After refining for HVAC and floor area-perimeter and then applying current cost and local area multipliers, a base price of $54.11 per square foot was obtained. We added an additional cost for the closed circuit television security system which totaled $16,555.

We then added an additional amount for soft costs not included in this figure. These costs include professional fees, property taxes and carrying costs during construction. The soft costs amounted to 8 percent of the total replacement cost new of the improvement or $183,143.

      ENTREPRENEURIAL PROFIT
Entrepreneurial profit is a necessary factor of production, without which a project would not be created. The appropriate level of entrepreneurial profit depends on the riskiness of the subject investment in relation to alternative investments of similar risks available in the market. It is our opinion that the appropriate level of entrepreneurial profit would be in the 5 percent to 15 percent range. We have selected 10 percent as an appropriate level for the subject or $247,244. This results in the following calculation:


      Adjusted Base Cost x Area          $2,272,737
      + Additional costs                     16,555
      + Soft Costs                          183,143
                                          ---------
      Total Development Costs            $2,472,435
      Entrepreneurial Profit                247,244
                                          ---------
      Estimated RCN                      $2,719,679

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 33

     DEPRECIATION

PHYSICAL DETERIORATION - Physical deterioration encompasses wear and tear, which is evident during the field inspection, and typical wear associated with a building of this quality and use. We utilized the effective age-economic life method which estimates depreciation by dividing the effective age by its economic life. The actual age of the building is 7 years. We also considered the effective age of the improvements to be 7 years. Based on a useful life of 35 years, we arrived at an estimate of physical deterioration of 20 percent.

FUNCTIONAL OBSOLESCENCE - Functional obsolescence reflects impairment of operational capacity or efficiency, or simply the inability of a facility to perform adequately the function for which it is employed. While the property continues to function as a hotel there are several items that could improve its performance. Visibility is impaired by the lack of adequate signage. The property is barely visible until it is passed. Visibility from the highway would be ideal, or at least after exiting the highway. A tall highway sign would be necessary, however, the city is opposed to signs above a certain level. At this point this problem is incurable unless the city changes its viewpoint. The lobby entrance is difficult to identify. Since parking is allowed up to all points of the building including the lobby the property is difficult to access. A more prominent entrance could attract more walk-ins. Finally the pool and pool area is abnormally small. It would be costly to increase the size of the pool and this would decrease the amount of available parking. However, management did indicate that they do lose some business because of this factor. Based on this analysis, the functional obsolescence was estimated at 20 percent or $435,149. All of this obsolescence is potentially curable. However, other than alteration of the lobby area it is highly unlikely that the changes would be made.

EXTERNAL OBSOLESCENCE - External obsolescence is defined at the diminished utility of a structure due to negative influences from outside the site. The potential net income the property generates based on stabilized revenues and expenses does not support the current development costs of a property similar to the subject less physical depreciation and functional obsolescence. Based on this analysis, the external obsolescence was estimated at 30 percent or $652,723.

      SITE IMPROVEMENTS
Site improvements consist primarily of asphalt and concrete paving, concrete sidewalks, signage, a small pool surrounded by a three-sided brick wall and moderate landscaping. The replacement cost of these items totals $103,000 (rounded). The depreciated cost is $65,000 (rounded).

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 34

      PERSONAL PROPERTY
The furniture and fixtures have undergone a major update in the last year however at an effort to keep costs down quality was maintained but the degree of furniture, etc., in the rooms was kept to a minimum. The cost estimate for furniture, fixtures and equipment was based on the average industry standard for this type of property at $7,100 per room or $830,700. The depreciated cost of the personal property totals $457,000 (rounded).

      INTANGIBLE BUSINESS VALUE
The property requires that certain expenditures be made to ensure the proper operation and management of the hotel as a going concern. For a new hotel, these items include pre-opening marketing and operating costs and the initial franchise fee. This cost is can be estimated based on the difference between the income capitalization and cost approaches. While the properties affiliation with a chain should provide some level of business value the decline in the local economy and the decline in the hotel due to external and internal factors has diminished the business value component of the going concern to zero. This is further supported by the existence of external obsolescence as discussed earlier.

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 35

                         IMPROVED SALES ADJUSTMENT GRID
                    SUPER 8 MISSION BAY MOTEL, SAN DIEGO, CA
                                DECEMBER 1, 1994




                          --------------------------------------------------------------------------------------------------------
                                       SUBJECT                  SALE NO. 1             SALE NO. 2                SALE NO. 3
                          --------------------------------------------------------------------------------------------------------
Property Name                    Super 8 Motel                Best Western              Kings Inn                Econolodge
Location                   4540 Mission Bay Dr         4450 Otay Valley Rd   1333 Hotel Circle S.        3880 Greenwood St.
City, State                      San Diego, CA             Chula Vista, CA          San Diego, CA             San Diego, CA
Sale Price                                ----                   2,250,000              3,100,000                 2,300,000
Sale Price/Room                           ----                     $18,443               $22,143                    $15,333
                          --------------------------------------------------------------------------------------------------------
                          --------------------------------------------------------------------------------------------------------
Adjustments
   Property Rights Conveyed                                     Fee Simple  =          Fee Simple  =             Fee Simple      =
Adjusted Unit Sales Price                                          $18,443                $22,143                   $15,333
   Financing Terms                                                    Cash  =                Cash  =                 Market      =
Adjusted Unit Sales Price                                          $18,443                $22,143                   $15,333
   Conditions of  Sale                                              Normal  =              Normal  =                 Normal      =
Adjusted Unit Sales Price                                          $18,443                $22,143                   $15,333
   Market Conditions                                                Jul-94  =              Mar-94  =                 Dec-93      =
Adjusted Unit Sales Price                                          $18,443                $22,143                   $15,333
                          --------------------------------------------------------------------------------------------------------
                          --------------------------------------------------------------------------------------------------------
Location/Physical Adjustments
   Location                            Highway                 Chula Vista  +        Hotel Circle  +      Sports Arena Area
   Number of Rooms                         117                         122  =                 140  +                    150      +
   Age/Condition                     1987/Good                        Good  =         1959/87/Avg  +               1987/Avg      +
   Quality of Construction             Average                     Average  =             Average  =                Average      =
   Amenities                           Limited                     Limited  =             Limited  -                Limited      +
   Occupancy                               53%                         n/a  +                 27%  +                    51%      =
                          --------------------------------------------------------------------------------------------------------
Total Location/Physical Adjustments                                         +                      +                             +
                          --------------------------------------------------------------------------------------------------------
Adjusted Price/Room                                                $24,000                $25,500                   $23,000
                          --------------------------------------------------------------------------------------------------------

Minimum Adjusted Price:                $23,000
Maximum Adjusted Price:                $25,500
Mean Adjusted Price:                   $24,067

Concluded Price/Room                   $24,000
Concluded Value:                    $2,808,000
Rounded:                            $2,810,000


                          ------------------------------------------------------------------------------------------------------
                                    SALE NO. 4                  SALE NO. 5
                          --------------------------------------------------------
                          --------------------------------------------------------
Property Name                    Good Nite Inn                   Day's Inn
Location                       4545 Waring Rd.             1449 9th Avenue
                                 San Diego, CA               San Diego, CA
Sale Price                           2,000,000                   1,200,000
Sale Price/Room                        $21,505                    $25,000
                          -------------------------------------------------------
Adjustments
   Property Rights Conveyed         Fee Simple   =              Fee Simple   =
Adjusted Unit Sales Price              $21,505                    $25,000
   Financing Terms                      Market   =                  Market   =
Adjusted Unit Sales Price              $21,505                     $25,000
   Conditions of  Sale                  Normal   =                  Normal   =
Adjusted Unit Sales Price              $21,505                     $25,000
   Market Conditions                    Dec-93   =                  Apr-92   -
Adjusted Unit Sales Price              $21,505                     $22,500
                          -------------------------------------------------------
Location/Physical Adjustments
   Location                            Highway   +                Downtown   -
   Number of Rooms                          93   -                      48   -
   Age/Condition                      1970/Avg   +               1970/Fair   +
   Quality of Construction             Average   =                 Average   =
   Amenities                           Limited   -                 Limited   =
   Occupancy                               n/a   =                     n/a   =
                          -------------------------------------------------------
Total Location/Physical Adjustments              +                           +
                          -------------------------------------------------------
Adjusted Price/Room                    $23,700                     $23,600
                          -------------------------------------------------------
Minimum Adjusted Price:
Maximum Adjusted Price:
Mean Adjusted Price:

Concluded Price/Room
Concluded Value:
Rounded:



--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 36

                            SALES COMPARISON APPROACH

The sales comparison approach is based upon the principle of substitution, which assumes that a prudent buyer will not pay more for a property than it would cost to purchase an equally desirable property, assuming no costly delay in making that substitution. The reliability of this approach is dependent upon there being an adequate volume of comparable sale data. In addition, the comparable sales must be arm's length and there must be no unusual conditions affecting the price paid. We conducted a search through real estate brokers, appraisers, and county records in order to determine what transactions had occurred over the past few years.

We collected data on 5 sales that were considered similar to the property. The unit of comparison used is price per room, chosen because it is standard for this type of property and generally gives reliable results. Prior to adjustment for differences due to market conditions, age/condition, etc., the unadjusted sales range in price from $15,333 to $25,000 per room.

The table on the facing page summarizes the sales and the adjustments made. Following is a brief description of the adjustments by relevant characteristics and details of each sale are located in the Addenda. We attempted to verify the terms of each sale with the buyer, seller or broker. We assumed normal conditions unless we were informed otherwise in terms of financing terms and conditions of sale.

PROPERTY RIGHTS CONVEYED - All sales were reportedly fee simple transfers and all included personal property.

FINANCING TERMS - All sales were reportedly cash transactions or financed at terms equivalent to cash.

CONDITIONS OF SALE - None of the sales were found to include any abnormal conditions affecting the final sale price. Sale 1 was in Chapter 11 at the time of sale, however this did not appear to negatively impact the property. Typically this would indicate a greatly distressed sale price. However, many investors in the San Diego market are purchasing properties based primarily on projected future performance opposed to focusing on historical performance. In addition, sale 1 was reported to have an average occupancy of 60 percent and an average daily rate in the high $30s which is closely in-line with current market performance.

MARKET CONDITIONS - The sales occurred between December 1993 and July 1994. As discussed in previous sections the national hotel industry has recently been showing signs of recovery.

LOCATION - All of the sales are located in San Diego County. Sale 1 is located approximately 20 miles south of the subject on the south side of San Diego County, in Chula Vista along Interstate 805. This is a

--------------------------------------------------------------------------------
                           ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 37
less dense area and is considered an inferior location compared to the subject. Sale 2 is located on Hotel Circle which has experienced a decline in desirability relative to the subject. Sale 3 is located in the Sports Arena area on a secondary thoroughfare that is difficult to access and is not visible from a major street. Sale 4 is located approximately 10 miles southeast of the subject off of Interstate 8. This property is located in a less dense area and although it is off the highway it has limited visibility and access due to the surrounding rolling terrain. Sales 1, 2, 3 and 4 all were considered inferior to the subject and required positive adjustments.

NUMBER OF ROOMS - Typically hotel properties with more rooms sell, per unit, for less than properties with fewer units. Sales 2 and 3 have 140 and 150 rooms, respectively. Positive adjustments were made. Sale 4 has 93 rooms and required a negative adjustment.

AGE/CONDITION - Sale 2 was constructed in 1959 but was remodeled in 1987 and sale 4 was constructed in 1970. These two sales required positive adjustments. Sale 3 was constructed in 1987, similar to the subject, but it was not maintained at a similar level. A positive adjustment was made.

QUALITY OF CONSTRUCTION - All of the sales were similar in terms of quality of construction. No adjustments were necessary.

AMENITIES - All of the sales were limited service hotels and all offered relatively similar services. No adjustments were required.

OCCUPANCY - We were unable to verify the occupancy at the time of sale for sales 4 and 5. Sale 2 was far below market occupancy at the time of sale and therefore a positive adjustment was necessary.

SUMMARY OF THE SALES COMPARISON APPROACH

After adjustments, the sales ranged in value from $23,000 to $25,500 per room. Based on our analysis, it is our opinion that the market value of the subject property by the sales comparison approach, as of December 1, 1994 is as follows:

     117 rooms x $24,000 per room =     $2,808,000
                          Rounded:      $2,810,000


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 38

                         INCOME CAPITALIZATION APPROACH

The Income Capitalization Approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the valuation date.

This approach requires an estimation of the net operating income of a property. The estimated net operating income is then converted to a value indication by use of the Direct Capitalization Method and/or the Discounted Cash Flow Method.

The direct capitalization method estimates the value of the subject property by dividing the net income for a typical year by an overall capitalization rate that is based on an analysis of the relationship between income and sales prices achieved from recent sales of properties similar to the subject and investor surveys. The direct capitalization method is most reliable when the income and expenses maintain a basic level of stability.

The discounted cash flow method estimates the value of the property by discounting the projected income stream over the holding period and the estimated reversionary value of the property at the end of the period, to a present value as of the date of valuation.

ESTIMATE OF PROJECTED REVENUE AND EXPENSES FOR HOLDING PERIOD - The first step involves projecting the income and expenses for the subject property over a projected holding period plus an additional year for purposes of estimating a reversion value. In our analysis, we project the property's income for a period of 10 years. The income for each of these years is estimated by projecting the actual occupancy and average daily room rate that will be achieved given foreseeable market conditions and normal management policies necessary to establish the market position of the property. Variances in occupancy and room rate are frequently caused by factors such as: the marketing time necessary to establish the presence of the subject property through advertising and repeat business; discounted room rates lower than room rates otherwise supportable to assist the initial marketing effort; temporary imbalance in local supply and demand characteristics that may lead to occupancies that are either higher or lower than those expected on a stabilized basis; and/or the entrance of new, competitive hotels, or the removal of older economically obsolete properties from the competitive supply. Expenses in some years of the projection period can vary from those in the typical year due to such factors as: higher initial administrative and general expenses because of the establishment of new ownership, new operating policies and training of new staff; higher marketing costs than normal to assist the initial marketing effort or meeting the effect of new competition; and variable property operating and maintenance expenses dependent on the age of the improvements.



--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 39

VALUATION OF THE ESTIMATED INCOME - . The projected income stream reflects foreseeable market conditions that may cause the projected income stream to be greater than or less than a stabilized income stream. In addition to changes in market conditions that may impact the occupancy rate, the discounted cash flow method also considers the impact of inflation and appreciation on the expected room rates and operating expenses. The reversion value is estimated by capitalizing the last year of income by an appropriate overall rate to reflect an assumed sale of the property to another buyer at that time. The resulting cash flows and reversion value are discounted to an indication of value as of the date of valuation at a discount rate that reflects the durability, timing and riskiness of the cash flow stream in light of alternative investments currently available to investors.

CONCLUSION - The final step in this approach is to reconcile the conclusions of value reached by the direct capitalization and discounted cash flow methods.

MARKET AND SUBJECT OPERATING TRENDS
Our estimates of future operating results are primarily based on historical trends of the subject property and statistical data from THE HOST REPORT published by Arthur Andersen and Smith Travel Research, a publication providing operating results of full service hotels, limited service hotels and all suite hotels. The survey breaks these categories down further by various groupings. We have considered the following categories for comparison of ratios to total revenues from the limited service section of the Host Report.

     *    Chain Affiliated
     *    Pacific
     *    75-125 rooms
     *    Post 1986 construction

We have compared the 1994 budget to THE HOST REPORT data as well as the property's actual operating history from 1991 to 1993. THE HOST REPORT data and a schedule of the property's operating history are located on the following page.


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 40

                      1993 HOST REPORT -- OPERATING RATIOS
                    SUPER 8 MISSION BAY MOTEL, SAN DIEGO, CA
                                 LIMITED SERVICE


                                                Chain                          75-125        Post 1986
                                              Affiliated        Pacific        Rooms         constr.
                                              ----------        -------        -----         -------
                                          ---------------------------------------------------------------
Occupancy                                          69.9%          64.7%          69.6%          73.9%
Average Daily Rate                               $50.12         $60.64         $48.63         $52.20
                                          ---------------------------------------------------------------

DEPARTMENTAL REVENUE:
                                          ---------------------------------------------------------------
  Rooms                                            94.7%          93.8%          94.8%          95.4%
  Telephone                                         2.0%           2.3%           2.0%           2.6%
  Minor Operated Depts.                             1.1%           1.0%           0.9%           1.4%
  Rentals and Other                                 2.2%           2.9%           2.3%           0.7%
                                                    ----           ----           ----           ----
TOTAL REVENUE                                     100.0%         100.0%         100.0%         100.0%
                                          ---------------------------------------------------------------

DEPARTMENTAL EXPENSES
                                          ---------------------------------------------------------------
  Rooms                                            28.6%          30.6%          28.7%          26.1%
  Telephone                                        70.4%          79.4%          75.3%          71.7%
  Other Departmental Exp.                           0.7%           1.3%           0.7%           0.6%
                                                    ----           ----           ----           ----
TOTAL DEPT. EXPENSES                               29.2%          31.8%          29.4%          27.3%

DEPARTMENTAL PROFIT
                                          ---------------------------------------------------------------
  Rooms                                            71.4%          69.5%          71.3%          73.9%
  Telephone                                        29.6%          20.6%          24.7%          28.4%
  Other Departmental Profit                         2.6%           2.6%           2.5%           1.4%
                                                    ----           ----           ----           ----
GROSS OPER INCOME                                  70.8%          68.2%          70.6%          72.7%
                                          ---------------------------------------------------------------

LESS GENERAL OPER EXPENSES
                                          ---------------------------------------------------------------
  Admin & General                                  10.0%          10.3%          10.0%          10.3%
  Marketing                                         4.7%           5.1%           4.7%           5.4%
  Franchise Fee                                     2.3%           2.2%           2.4%           2.6%
  Heat Light & Power                                5.5%           4.9%           5.6%           5.2%
  Repairs & Maint.                                  4.8%           5.5%           4.9%           4.9%
                                                    ----           ----           ----           ----
TOTAL OPER EXPENSES                                27.4%          28.0%          27.6%          28.5%
                                          ---------------------------------------------------------------


                                          ---------------------------------------------------------------
HOUSE PROFIT                                       43.4%          40.2%          43.0%          44.2%
                                          ---------------------------------------------------------------

LESS OTHER EXPENSES
                                          ---------------------------------------------------------------
  Management Fee                                    3.8%           3.7%           3.9%           3.2%
  Property Taxes                                    4.3%           3.9%           4.1%           4.2%
  Leases                                            0.3%           0.3%           0.3%           0.4%
  Insurance                                         1.3%           1.5%           1.3%           1.1%
                                          ---------------------------------------------------------------


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 41

                 OPERATING RESULTS -- HISTORICAL AND FORECASTED
                    SUPER 8 MISSION BAY MOTEL, SAN DIEGO, CA

                           Actual       % Of      Actual    % Of        %       Actual    % Of        %       Budget  % Of      %
YEAR                         1991      Rev.       1992      Rev.     Change      1993     Rev.     Change     1994    Rev.   Change
                          ---------------------------------------------------------------------------------------------------------
                          ---------------------------------------------------------------------------------------------------------
Occupancy                     67.50%                65.20%             -3.4%      52.50%         -19.50%      55.90%           6.5%
Average Daily Rate           $42.66                $43.04               0.9%     $42.84            -0.5%     $42.73           -0.3%
# Rooms Occupied             28,830                27,914              -3.2%     22,413           -19.7%     23,880            6.5%
# Rooms Available            42,705                42,822               0.3%     42,705            -0.3%     42,705            0.0%
                          ---------------------------------------------------------------------------------------------------------
DEPARTMENTAL REVENUE:
                          ---------------------------------------------------------------------------------------------------------
  Rooms                   1,229,791      95.0%  1,201,412      95.1%   -2.3%    960,165   94.0%   -20.1%  1,020,466   95.0%    6.3%
  Telephone                  41,471       3.2%     29,964       2.4%  -27.7%     27,648    2.7%    -7.7%     34,185    3.2%   23.6%
  Other                      22,987       1.8%     31,741       2.5%   38.1%     33,971    3.3%     7.0%     19,743    1.8%  -41.9%
                          ---------------------------------------------------------------------------------------------------------
TOTAL REVENUE             1,294,249     100.0%  1,263,117     100.0%   -2.4%  1,021,784  100.0%   -19.1%  1,074,394  100.0%    5.1%
                          ---------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
                          ---------------------------------------------------------------------------------------------------------
  Rooms                     272,280      22.1%    279,489      23.3%    2.6%    286,954   29.9%     2.7%    284,637   27.9%   -0.8%
  Telephone                  18,430      44.4%     18,098      60.4%   -1.8%     14,673   53.1%   -18.9%     17,092   50.0%   16.5%
  Other                      12,507      54.4%     13,729      43.3%    9.8%     29,039   85.5%   111.5%     12,000   60.8%  -58.7%
                          ---------------------------------------------------------------------------------------------------------
TOTAL DEPT. EXPENSES        303,217      23.4%    311,316      24.6%    2.7%    330,666   32.4%     6.2%    313,729   29.2%   -5.1%
                          ---------------------------------------------------------------------------------------------------------
DEPARTMENTAL PROFIT
                          ---------------------------------------------------------------------------------------------------------
  Rooms                     957,511      77.9%    921,923      76.7%   -3.7%    673,211   70.1%   -27.0%    735,829   72.1%    9.3%
  Telephone                  23,041      55.6%     11,866      39.6%  -48.5%     12,975   46.9%     9.3%     17,093   50.0%   31.7%
  Other                      10,480      45.6%     18,012      56.7%   71.9%      4,932   14.5%   -72.6%      7,743   39.2%   57.0%
                          ---------------------------------------------------------------------------------------------------------
GROSS OPERATING INCOME      991,032      76.6%    951,801      75.4%   -4.0%    691,118   67.6%   -27.4%    760,665   70.8%   10.1%
                          ---------------------------------------------------------------------------------------------------------
LESS GENERAL
OPERATING EXPENSES
                          ---------------------------------------------------------------------------------------------------------
  Admin & General           169,191      13.1%    150,769      11.9%  -10.9%     94,575    9.3%   -37.3%    102,091    9.5%    7.9%
  Sales/Marketing           100,336       7.8%     79,325       6.3%  -20.9%     98,953    9.7%    24.7%    130,136   12.1%   31.5%
  Energy Costs               62,837       4.9%     66,806       5.3%    6.3%     59,405    5.8%   -11.1%     60,241    5.6%    1.4%
  Security                    5,456       0.4%      1,666       0.1%  -69.5%        880    0.1%   -47.2%      7,471    0.7%  749.0%
  Guest Transportation        3,521       0.3%      6,447       0.5%   83.1%      4,492    0.4%   -30.3%      5,389    0.5%   20.0%
  Repairs & Maint.           40,708       3.1%     37,536       3.0%   -7.8%     59,714    5.8%    59.1%     67,356    6.3%   12.8%
                          ---------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES    382,049      29.5%    342,549      27.1%  -10.3%    318,019   31.1%    -7.2%    372,684   34.7%   17.2%
                          ---------------------------------------------------------------------------------------------------------

                          ---------------------------------------------------------------------------------------------------------
HOUSE PROFIT                608,983      47.1%    609,252      48.2%    0.0%    373,099   36.5%   -38.8%    387,981   36.1%    4.0%
                          ---------------------------------------------------------------------------------------------------------

LESS OTHER EXPENSES
                          ---------------------------------------------------------------------------------------------------------
  Management Fee             77,248       6.0%     75,459       6.0%   -2.3%     61,148    6.0%   -19.0%     64,464    6.0%    5.4%
  Property Taxes             40,353       3.1%     44,940       3.6%   11.4%     46,637    4.6%     3.8%     49,388    4.6%    5.9%
  Leases                        888       0.1%        370       0.0%    0.0%      4,465    0.4%     0.0%      7,320    0.7%    0.0%
  Insurance                  27,952       2.2%     21,599       1.7%  -22.7%     25,876    2.5%    19.8%     27,144    2.5%    4.9%
                          ---------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES        146,441      11.3%    142,368      11.3%   -2.9%    138,126   13.5%    -3.1%    148,316   13.8%    6.9%
                          ---------------------------------------------------------------------------------------------------------

                          ---------------------------------------------------------------------------------------------------------
NET OPERATING INCOME        462,542      35.7%    466,884      37.0%    0.9%    234,973   18.6%   -98.7%    239,665   19.0%    2.0%
                          ---------------------------------------------------------------------------------------------------------
LESS CAPITAL EXPENSES
                          ---------------------------------------------------------------------------------------------------------
  Reserves for Replacement        0       0.0%          0       0.0%    0.0%          0    0.0%     0.0%          0    0.0%    0.0%
                          ---------------------------------------------------------------------------------------------------------

                          ---------------------------------------------------------------------------------------------------------
NET CASH FLOW               462,542      35.7%    466,884      37.0%    0.9%    234,973   23.0%   -49.7%    239,665   22.3%    2.0%
                          ---------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 42

INCOME AND FORECAST ASSUMPTIONS
ROOMS DEPARTMENT - We have estimated room revenue using the occupancies and average daily room rates concluded in the market study section of this report.

TELEPHONE REVENUE - This department is entirely driven by occupancy and guest dollars. This revenue historically equated to 2.4 to 3.2 percent of total revenue. We believe the budgeted ratio of 3.2 percent is somewhat aggressive since the last two years were 2.4 and 2.7 percent of total revenue. The 1994 budget projected higher revenues from use of the fax service but this has not materialized. Since the hotel caters primarily to the leisure segment we believe the fax service will not create a major increase in telephone revenues. However, we do anticipate an increase over 1993. Therefore, our projection estimates telephone revenue at 3.0 percent.

OTHER REVENUE - Other revenues include vending, pizza commission, video rental, and income from attraction ticket sales. 1994 budgeted other revenues are projected to decrease from the 1993 levels, however, expenses are decreasing also so this change on a net basis is not significant. Therefore, our stabilized projection estimates other revenues at 2.0 percent.

EXPENSES ANALYSIS
In our forecast rooms and telephone expenses are expressed as a percent of their respective gross revenue. "General Operating and "Other" expenses are expressed as a percent of total revenue. In each case, we examined the historical ratios and compared them to those reported in the HOST REPORT. The following only highlights those expenses that required further discussion. The remaining, departmental expenses, general operating expenses and other expenses were considered reasonable and did not warrant further discussion.

ADMIN. AND GENERAL - Historically administrative costs ranged between 9.3 to
13.1 percent of total revenue. Over the years the current property management has been bringing this expense under control. The 1994 budget indicates 9.5 percent of revenues for this expense. However, the year to date operating statement indicates that this expense is over 3 percentage points below budget. Therefore, based on historical performance and primarily the most recent 6 months, in our opinion, 9 percent of total revenues is reasonable for this expense.

SALES AND MARKETING - Historically sales and marketing costs ranged between 6.3 and 9.7 percent. The budgeted 1994 expenses is projected at 12.1 percent of total revenues. This expense includes the franchise fee of 6 percent. It also includes marketing costs that are distributed among all Grosvenor managed properties for group advertisement. This marketing expense associated with the franchise fee marketing charge is an excess expense that is not common in the market and with other management companies. In


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 43
addition the current year-to-date expenses incurred are far below the budgeted expense. Based on these factors we have projected sales and marketing at 9 percent of total revenues.

SECURITY - Historically this expense has ranged between 0.1 and 0.4 percent and is projected at 0.7 percent. This increase is due primarily to the on-site security service that has been added in 1994 on Friday and Saturday night. While this is considered a reasonable and necessary expense, the budgeted cost is higher than the actual year-to-date cost. In addition, property management, indicated that the budget was slightly overstated in this category. Therefore, we believe 0.5 percent of total revenues is reasonable for this expense.

REPAIRS AND MAINTENANCE - Historically the repairs and maintenance expense has ranged between 3.0 and 5.8 percent. The 1994 budget projects 6.3 percent. Since the property underwent major improvements in 1993 we believe the 1994 budget is somewhat high. Our projection estimates repairs and maintenance at 5 percent of total revenues.

REAL ESTATE TAXES - Real estate taxes are due in two installments: December and April. The 1993 taxes due as of December 1993 and April 1994 were $44,220. (This represents a reduction in taxes from the previous tax year.) We estimated 1994 taxes payable by December 1994 and April 1995 based on a 2 percent growth rate. This growth rate was also applied through the projection period.

MANAGEMENT FEE - The current contract terms are for a 6 percent management fee. Since we are to assume that the contract with Grosvenor Hospitality will be terminated we have conducted additional research into this expense. The Host Report indicates a range in management fee, based on our identified categories, of 3.2 to 3.9 percent. In addition, we have contacted various management companies which indicated between 3 and 3.5 percent. In our opinion, 3 percent of total revenues for management fee in this market is considered reasonable.

LEASES - Historically the expense for this category has ranged between 0.0 and
0.4 percent. This years budget includes the expense for a new guest transportation van. Therefore, the budgeted expense of 0.7 percent of revenue is considered reasonable.



--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 44

                    INCOME CAPITALIZATION APPROACH CONCLUSION
                          DIRECT CAPITALIZATION METHOD
                    SUPER 8 MISSION BAY MOTEL, SAN DIEGO, CA
                                DECEMBER 1, 1994

     Stabilized income
     Fiscal year ending
     November 30, 1997               $374,350

     Overall Capitalization Rate:       11.50%
     Capitalized Income:           $3,255,221

     Discounted @ 4% to FY95       $3,009,635

     ROUNDED                       $3,010,000




--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 45

DIRECT CAPITALIZATION METHOD
The projected stabilized cash flow is on the following page. In order to estimate the value of the property by the Direct Capitalization Method, the estimated stabilized cash flow must be capitalized with an overall capitalization rate. This rate provides a rate of return of and on the investment through the relationship of net operating income to a hotel's sale price. Income information from the comparable sales is difficult to obtain and properties in this market typically sell based on what the buyer thinks they can do with the property. Therefore we have consulted local brokers at CB Commercial and Grubb & Ellis and a hospitality investor survey published CB Commercial and Korpacz. Both local brokers indicated an overall capitalization rate ranging between 10 and 12 percent. The Korpacz Investor Survey indicated an average of 12.44 percent for overall capitalization rates and the CB Commercial Investor Survey indicated an average of 11.3 percent for the same category. While the desirability of hotel investment has been low in past years there has been a renewed interest. With market conditions improving investors see some potential for occupancy and ADR increases and many are purchasing hotels with the expectation of renovation and reaffiliation. Based upon the above factors we have chosen an overall rate of 11.5 percent.

Since the subject is not projected to stabilize until fiscal year 1997 the indicated value needs to be adjusted. The resulting value as December 1, 1996 is based on the fiscal year 1997 cash flow. This stabilized years projected cash flow was discounted at 4 percent, an estimate of the overall rate of inflation, for two years to give an indication of value as of December 1, 1994. The conclusion of this method is on the facing page.



--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 46

                     PROJECTED STABILIZED OPERATING RESULTS
                                FISCAL YEAR 1997
                  (DECEMBER 1, 1996 THROUGH NOVEMBER 30, 1997)
                    SUPER 8 MISSION BAY MOTEL, SAN DIEGO, CA


                                                                  %
                                             Stabilized       of Total
  YEAR                                          FY 1997        Revenue
  ----                                     ----------------------------------
  Occupancy                                       65.0%
  Average Daily Rate                            $45.62
  Occupied Rooms                                27,758
  Room-nights Available                         42,705
                                           ----------------------------------
  DEPARTMENTAL REVENUE:
                                           ----------------------------------
    Rooms                                    1,266,295           95.0%
    Telephone                                   39,988            3.0%
    Other                                       26,659            2.0%
                                           ----------------------------------
  TOTAL REVENUE                              1,332,942          100.0%
                                           ----------------------------------

  DEPARTMENTAL EXPENSES
                                           ----------------------------------
    Rooms                                      359,628           28.4%
    Telephone                                   18,595           46.5%
    Other                                       19,994           75.0%
                                           ----------------------------------
  TOTAL DEPT. EXPENSES                         398,217           29.9%
                                           ----------------------------------

  DEPARTMENTAL PROFIT
                                           ----------------------------------
    Rooms                                      906,667           71.6%
    Telephone                                   21,394           53.5%
    Other                                        6,665           25.0%
                                           ----------------------------------
  GROSS OPER INCOME                            934,726           70.1%
                                           ----------------------------------

  LESS GENERAL OPER EXPENSES
                                           ----------------------------------
    Admin & General                            119,965            9.0%
    Sales/Marketing                            119,965            9.0%
    Heat Light & Power                          73,312            5.5%
    Security                                     6,665            0.5%
    Guest Transportation                         6,665            0.5%
    Repairs & Maint.                            66,647            5.0%
                                           ----------------------------------
  TOTAL OPER EXPENSES                          393,218           29.5%
                                           ----------------------------------

                                           ----------------------------------
  HOUSE PROFIT                                 541,508           40.6%
                                           ----------------------------------

  LESS OTHER EXPENSES
                                           ----------------------------------
    Management Fee                              39,988            3.0%
    Property Taxes                              46,926            3.5%
    Leases                                       9,331            0.7%
    Insurance                                   30,924            2.3%
                                           ----------------------------------
  TOTAL OTHER EXPENSES                         127,169            9.5%
                                           ----------------------------------

                                           ----------------------------------
  NET OPERATING INCOME                         414,339           31.1%
                                           ----------------------------------

  LESS CAPITAL EXPENSES
                                           ----------------------------------
    Reserves for Replacement                    39,988            3.0%
                                           ----------------------------------

                                           ----------------------------------
  NET CASH FLOW                                374,350           28.1%
                                           ----------------------------------


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 47

                               PROJECTED CASH FLOW
                    SUPER 8 MISSION BAY MOTEL, SAN DIEGO, CA

                                 Projected YE            Projected YE            Projected YE            Projected YE
YEAR                               11/30/95         %      11/30/96         %      11/30/97         %      11/30/98         %
                                ------------------------------------------------------------------------------------------------
Occupancy                                58.0%                   62.0%                   65.0%                   65.0%
Average Daily Rate                      $43.00                  $44.29                  $45.62                  $46.99
# Rooms Occupied                        24,769                  26,477                  27,758                  27,758
Room-Nights Available                   42,705                  42,705                  42,705                  42,705
                                ------------------------------------------------------------------------------------------------
ADR Growth Rate                                                  3.00%                   3.00%                   3.00%
                                                         -----------------------------------------------------------------------
DEPARTMENTAL REVENUE:
                                ------------------------------------------------------------------------------------------------
  Rooms                              1,065,063    95.0%      1,172,671    95.0%      1,266,295    95.0%      1,304,284    95.0%
  Telephone                             33,634     3.0%         37,032     3.0%         39,988     3.0%         41,188     3.0%
  Other                                 22,422     2.0%         24,688     2.0%         26,659     2.0%         27,459     2.0%
                                ------------------------------------------------------------------------------------------------
TOTAL REVENUE                        1,121,119   100.0%      1,234,390   100.0%      1,332,942   100.0%      1,372,931   100.0%
                                ------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
                                ------------------------------------------------------------------------------------------------
  Rooms                                302,478    28.4%        333,038    28.4%        359,628    28.4%        370,417    28.4%
  Telephone                             15,640    46.5%         17,220    46.5%         18,595    46.5%         19,152    46.5%
  Other                                 16,817    75.0%         18,516    75.0%         19,994    75.0%         20,594    75.0%
                                ------------------------------------------------------------------------------------------------
TOTAL DEPT. EXPENSES                   334,934    29.9%        368,774    29.9%        398,217    29.9%        410,163    29.9%
                                ------------------------------------------------------------------------------------------------
DEPARTMENTAL PROFIT
                                ------------------------------------------------------------------------------------------------
  Rooms                                762,585    68.0%        839,632    68.0%        906,667    68.0%        933,867    68.0%
  Telephone                             17,994     1.6%         19,812     1.6%         21,394     1.6%         22,036     1.6%
  Other                                  5,606     0.5%          6,172     0.5%          6,665     0.5%          6,865     0.5%
                                ------------------------------------------------------------------------------------------------
GROSS OPERATING INCOME                 786,184    70.1%        865,616    70.1%        934,726    70.1%        962,768    70.1%
                                ------------------------------------------------------------------------------------------------
LESS GENERAL OPERATING EXPENSES
                                ------------------------------------------------------------------------------------------------
  Admin & General                      100,901     9.0%        111,095     9.0%        119,965     9.0%        123,564     9.0%
  Sales/Marketing                      100,901     9.0%        111,095     9.0%        119,965     9.0%        123,564     9.0%
  Energy Costs                          61,662     5.5%         67,891     5.5%         73,312     5.5%         75,511     5.5%
  Security                               5,606     0.5%          6,172     0.5%          6,665     0.5%          6,865     0.5%
  Guest Tranportation                    5,606     0.5%          6,172     0.5%          6,665     0.5%          6,865     0.5%
  Repairs & Maint.                      56,056     5.0%         61,720     5.0%         66,647     5.0%         68,647     5.0%
                                ------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               330,730    29.5%        364,145    29.5%        393,218    29.5%        405,015    29.5%
                                ------------------------------------------------------------------------------------------------

                                ------------------------------------------------------------------------------------------------
HOUSE PROFIT                           455,454    40.6%        501,471    40.6%        541,508    40.6%        557,753    40.6%
                                ------------------------------------------------------------------------------------------------
LESS OTHER EXPENSES
                                ------------------------------------------------------------------------------------------------
  Management Fee                        33,634     3.0%         37,032     3.0%         39,988     3.0%         41,188     3.0%
  Property Taxes                        45,100     4.0%         46,002     3.7%         46,922     3.5%         47,860     3.5%
  Leases                                 7,848     0.7%          8,641     0.7%          9,331     0.7%          9,611     0.7%
  Insurance                             29,149     2.6%         30,024     2.4%         30,924     2.3%         31,852     2.3%
                                ------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE                    115,730    10.3%        121,698     9.9%        127,165     9.5%        130,511     9.5%
                                ------------------------------------------------------------------------------------------------

                                ------------------------------------------------------------------------------------------------
NET OPERATING INCOME                   339,724    30.3%        379,773    30.8%        414,343    31.1%        427,242    31.1%
                                ------------------------------------------------------------------------------------------------
LESS CAPITAL EXPENSES
                                ------------------------------------------------------------------------------------------------
  Reserves for Replacement              33,634     3.0%         37,032     3.0%         39,988     3.0%         41,188     3.0%
                                ------------------------------------------------------------------------------------------------

                                ------------------------------------------------------------------------------------------------
NET CASH FLOW                          306,090    27.3%        342,741    27.8%        374,354    28.1%        386,054    28.1%
                                ------------------------------------------------------------------------------------------------


                                 Projected YE            Projected YE            Projected YE            Projected YE
YEAR                               11/30/99         %      11/30/00         %      11/30/01         %      11/30/02         %
                                ------------------------------------------------------------------------------------------------
Occupancy                                65.0%                   65.0%                   65.0%                   65.0%
Average Daily Rate                      $48.40                  $49.85                  $51.34                  $52.88
# Rooms Occupied                        27,758                  27,758                  27,758                  27,758
Room-Nights Available                   42,705                  42,705                  42,705                  42,705
                                ------------------------------------------------------------------------------------------------
ADR Growth Rate                          3.00%                   3.00%                   3.00%                   3.00%
                                ------------------------------------------------------------------------------------------------
DEPARTMENTAL REVENUE:
                                ------------------------------------------------------------------------------------------------
  Rooms                              1,343,413    95.0%      1,383,715    95.0%      1,425,226    95.0%      1,467,983    95.0%
  Telephone                             42,424     3.0%         43,696     3.0%         45,007     3.0%         46,357     3.0%
  Other                                 28,282     2.0%         29,131     2.0%         30,005     2.0%         30,905     2.0%
                                ------------------------------------------------------------------------------------------------
TOTAL REVENUE                        1,414,119   100.0%      1,456,542   100.0%      1,500,238   100.0%      1,545,246   100.0%
                                ------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
                                ------------------------------------------------------------------------------------------------
  Rooms                                381,529    28.4%        392,975    28.4%        404,764    28.4%        416,907    28.4%
  Telephone                             19,727    46.5%         20,319    46.5%         20,928    46.5%         21,556    46.5%
  Other                                 21,212    75.0%         21,848    75.0%         22,504    75.0%         23,179    75.0%
                                ------------------------------------------------------------------------------------------------
TOTAL DEPT. EXPENSES                   422,468    29.9%        435,142    29.9%        448,196    29.9%        461,642    29.9%
                                ------------------------------------------------------------------------------------------------
DEPARTMENTAL PROFIT
                                ------------------------------------------------------------------------------------------------
  Rooms                                961,883    68.0%        990,740    68.0%      1,020,462    68.0%      1,051,076    68.0%
  Telephone                             22,697     1.6%         23,378     1.6%         24,079     1.6%         24,801     1.6%
  Other                                  7,071     0.5%          7,283     0.5%          7,501     0.5%          7,726     0.5%
                                ------------------------------------------------------------------------------------------------
GROSS OPERATING INCOME                 991,651    70.1%      1,021,400    70.1%      1,052,042    70.1%      1,083,603    70.1%
                                ------------------------------------------------------------------------------------------------
LESS GENERAL OPERATING EXPENSES
                                ------------------------------------------------------------------------------------------------
  Admin & General                      127,271     9.0%        131,089     9.0%        135,021     9.0%        139,072     9.0%
  Sales/Marketing                      127,271     9.0%        131,089     9.0%        135,021     9.0%        139,072     9.0%
  Energy Costs                          77,777     5.5%         80,110     5.5%         82,513     5.5%         84,989     5.5%
  Security                               7,071     0.5%          7,283     0.5%          7,501     0.5%          7,726     0.5%
  Guest Tranportation                    7,071     0.5%          7,283     0.5%          7,501     0.5%          7,726     0.5%
  Repairs & Maint.                      70,706     5.0%         72,827     5.0%         75,012     5.0%         77,262     5.0%
                                ------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               417,165    29.5%        429,680    29.5%        442,570    29.5%        455,847    29.5%
                                ------------------------------------------------------------------------------------------------

                                ------------------------------------------------------------------------------------------------
HOUSE PROFIT                           574,486    40.6%        591,720    40.6%        609,472    40.6%        627,756    40.6%
                                ------------------------------------------------------------------------------------------------
LESS OTHER EXPENSES
                                ------------------------------------------------------------------------------------------------
  Management Fee                        42,424     3.0%         43,696     3.0%         45,007     3.0%         46,357     3.0%
  Property Taxes                        48,818     3.5%         49,794     3.4%         50,790     3.4%         51,806     3.4%
  Leases                                 9,899     0.7%         10,196     0.7%         10,502     0.7%         10,817     0.7%
  Insurance                             32,808     2.3%         33,792     2.3%         34,806     2.3%         35,850     2.3%
                                ------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE                    133,948     9.5%        137,478     9.4%        141,104     9.4%        144,830     9.4%
                                ------------------------------------------------------------------------------------------------

                                ------------------------------------------------------------------------------------------------
NET OPERATING INCOME                   440,538    31.2%        454,242    31.2%        468,368    31.2%        482,927    31.3%
                                ------------------------------------------------------------------------------------------------
LESS CAPITAL EXPENSES
                                ------------------------------------------------------------------------------------------------
  Reserves for Replacement              42,424     3.0%         43,696     3.0%         45,007     3.0%         46,357     3.0%
                                ------------------------------------------------------------------------------------------------

                                ------------------------------------------------------------------------------------------------
NET CASH FLOW                          398,114    28.2%        410,546    28.2%        423,360    28.2%        436,569    28.3%
                                ------------------------------------------------------------------------------------------------


                                 Projected YE            Projected YE            Projected YE
YEAR                               11/30/03         %      11/30/04         %      11/30/05         %
                                ------------------------------------------------------------------------
Occupancy                                65.0%                   65.0%                   65.0%
Average Daily Rate                      $54.47                  $56.11                  $57.79
# Rooms Occupied                        27,758                  27,758                  27,758
Room-Nights Available                   42,705                  42,705                  42,705
                                ------------------------------------------------------------------------
ADR Growth Rate                          3.00%                   3.00%                   3.00%
                                ------------------------------------------------------------------------
DEPARTMENTAL REVENUE:
                                ------------------------------------------------------------------------
  Rooms                              1,512,023    95.0%      1,557,383    95.0%      1,604,105    95.0%
  Telephone                             47,748     3.0%         49,181     3.0%         50,656     3.0%
  Other                                 31,832     2.0%         32,787     2.0%         33,771     2.0%
                                ------------------------------------------------------------------------
TOTAL REVENUE                        1,591,603   100.0%      1,639,351   100.0%      1,688,532   100.0%
                                ------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
                                ------------------------------------------------------------------------
  Rooms                                429,414    28.4%        442,297    28.4%        455,566    28.4%
  Telephone                             22,203    46.5%         22,869    46.5%         23,555    46.5%
  Other                                 23,874    75.0%         24,590    75.0%         25,328    75.0%
                                ------------------------------------------------------------------------
TOTAL DEPT. EXPENSES                   475,491    29.9%        489,756    29.9%        504,449    29.9%
                                ------------------------------------------------------------------------
DEPARTMENTAL PROFIT
                                ------------------------------------------------------------------------
  Rooms                              1,082,608    68.0%      1,115,087    68.0%      1,148,539    68.0%
  Telephone                             25,545     1.6%         26,312     1.6%         27,101     1.6%
  Other                                  7,958     0.5%          8,197     0.5%          8,443     0.5%
                                ------------------------------------------------------------------------
GROSS OPERATING INCOME               1,116,112    70.1%      1,149,595    70.1%      1,184,083    70.1%
                                ------------------------------------------------------------------------
LESS GENERAL OPERATING EXPENSES
                                ------------------------------------------------------------------------
  Admin & General                      143,244     9.0%        147,542     9.0%        151,968     9.0%
  Sales/Marketing                      143,244     9.0%        147,542     9.0%        151,968     9.0%
  Energy Costs                          87,538     5.5%         90,164     5.5%         92,869     5.5%
  Security                               7,958     0.5%          8,197     0.5%          8,443     0.5%
  Guest Tranportation                    7,958     0.5%          8,197     0.5%          8,443     0.5%
  Repairs & Maint.                      79,580     5.0%         81,968     5.0%         84,427     5.0%
                                ------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               469,523    29.5%        483,609    29.5%        498,117    29.5%
                                ------------------------------------------------------------------------

                                ------------------------------------------------------------------------
HOUSE PROFIT                           646,589    40.6%        665,986    40.6%        685,966    40.6%
                                ------------------------------------------------------------------------
LESS OTHER EXPENSES
                                ------------------------------------------------------------------------
  Management Fee                        47,748     3.0%         49,181     3.0%         50,656     3.0%
  Property Taxes                        52,842     3.3%         53,899     3.3%         54,977     3.3%
  Leases                                11,141     0.7%         11,475     0.7%         11,820     0.7%
  Insurance                             36,925     2.3%         38,033     2.3%         39,174     2.3%
                                ------------------------------------------------------------------------
TOTAL OTHER EXPENSE                    148,656     9.3%        152,588     9.3%        156,626     9.3%
                                ------------------------------------------------------------------------

                                ------------------------------------------------------------------------
NET OPERTING INCOME                    497,932    31.3%        513,399    31.3%        529,340    31.3%
                                ------------------------------------------------------------------------
LESS CAPITAL EXPENSES
                                ------------------------------------------------------------------------
  Reserves for Replacement              47,748     3.0%         49,181     3.0%         50,656     3.0%
                                ------------------------------------------------------------------------

                                ------------------------------------------------------------------------
NET CASH FLOW                          450,184    28.3%        464,218    28.3%        478,684    28.3%
                                ------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 48


DISCOUNTED CASH FLOW METHOD
The projected cash flow for the property is presented on the facing page. In order to complete the valuation of the property using the Discounted Cash Flow Approach, we present our analysis of an appropriate discount rate and capitalization rate, calculate the reversion value of the property at the end of the holding period, and present the conclusions of value.

REVERSION CAPITALIZATION RATE - Terminal capitalization rates are typically higher than "going-in" capitalization rates due to the risk associated with the passage of time and uncertainty into the future.


                          --------------------------------------------------------------------------------
                                          Summary Of Terminal Capitalization Rates Surveys
                          --------------------------------------------------------------------------------
          PUBLICATION                             PUBLICATION DATE    LOW       HIGH      AVERAGE
          -----------                             ----------------    ---       ----      -------
          Korpacz Investor Survey                   2nd Qtr 1994     10.00%    16.00%     12.54%
          CB Commercial National Investor Survey    2nd Qtr 1994     10.00%    14.00%     12.00%
-----------------------------------------------------------------------------------------------------------


We considered the future risks of operations in a property similar to the subject, such as the property's age/condition and the uncertainty of the long term state of the defense industry in San Diego. Based on these factors, we have concluded with a terminal capitalization rate of 12 percent. This rate will be used to capitalize the 11th year income estimate into a reversionary value for the subject property.

DISCOUNT RATE - Discount rates vary according to investor requirements, investor motivations, property characteristics, and market conditions. For this reason we reviewed various interest rates as follows:

           T-Notes - 10 year                 8.20%
           Corporate Bonds - High Quality    8.72%
           Corporate Bonds - Medium Quality  9.12%
           Conventional Fixed Rate Mortgage  9.32%
           Prime Rate                        8.50%
           Source:  Wall Street Journal - December 1, 1994

While interest rates have decreased overall in the last few years before 1994, the trend has been edging upwards again. Investors in real estate recognize that real estate is a risky investment and are demanding higher risk premiums. According to the Korpacz Investor Survey, some investors are shifting away from the economy/limited service market due to the lack of existing quality assets. These investors believe the most economical route and one in which they can achieve a greater return is new development. However, the chain-affiliated properties are still the most popular and with REITs entering the investor pool demand is still significant. Consequently, the required rate of return for real estate is still high. The following national organizations periodically survey real estate investors for discount rate information.

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 49

                    INCOME CAPITALIZATION APPROACH CONCLUSION
                           DISCOUNTED CASH FLOW METHOD
                    SUPER 8 MISSION BAY MOTEL, SAN DIEGO, CA
                                DECEMBER 1, 1994


Discount Rate:                     15.00%
Terminal Capitalization Rate:      12.00%
Sales cost                          3.00%


                                             ---------------------------------------------------------------------------------------
Fiscal Year (December 1 through November 30)    1995           1996           1997           1998           1999           2000
                                             ---------------------------------------------------------------------------------------
Income                                         $306,090       $342,741       $374,354       $386,054       $398,114       $410,546
__ Reversion
Total                                          $306,090       $342,741       $374,354       $326,054       $398,114       $410,546
x Discount Factor                                0.8696         0.7561         0.6575         0.5718         0.4972         0.4323
                                                 ------         ------         ------         ------         ------         ------
PV of Cash Flow & Reversion                    $266,166       $259,162       $246,144       $220,726       $197,933       $177,490
                                             ---------------------------------------------------------------------------------------

                                             ------------------------------------------------------------------------
Fiscal Year (December 1 through November 30)    2001           2002           2003           2004           2005
                                             ------------------------------------------------------------------------
Income                                         $423,360       $436,569       $450,184       $464,218       $478,684
__ Reversion                                                                               3,869,360
                                                                                           ---------
Total                                          $423,360       $436,569       $450,184     $4,333,579
x Discount Factor                                0.3759         0.3269         0.2843         0.2472
                                                 ------         ------         ------         ------
PV of Cash Flow & Reversion                    $159,157       $142,715       $127,970     $1,071,193
                                             ------------------------------------------------------------------------


Total Present Value                          $2,868,660


Rounded to                                   $2,870,000



--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 50


     -----------------------------------------------------------------------------------------------
                                  Summary Of Doscount Rate Surveys
     -----------------------------------------------------------------------------------------------
                                                                                Discount Rates
     -----------------------------------------------------------------------------------------------

     PUBLICATION                                  PUBLICATION DATE     LOW       HIGH     AVERAGE
     -----------                                  ----------------     ---       ----     -------
     Korpacz Investor Survey                        2nd Qtr 1994      11.00%    20.00%    15.58%
     CB Commercial National Investor Survey         2nd Qtr 1994       8.00%    17.00%    12.90%
     -----------------------------------------------------------------------------------------------

The subject has experienced a decline in cash flow over the last few years, primarily due to the decline in occupancy and average daily rate. While this is due in part to the trends of the local economy, neglect of the property physically and economically was also a factor. Within the last year major improvements were made in the common areas and the guest rooms. In addition, the first six months of 1994 have shown an increase in occupancy over the first six months in 1993. While occupancy is starting to increase and the national hotel industry overall is showing signs of a slow recovery there is still a fair level of riskiness associated with hotel investment. Based on the above factors we have chosen a discount rate of 15.0 percent.

REVERSION VALUE - The reversion value at the end of the 10th full year of the holding period is based on the 11th year cash flow capitalized using a terminal capitalization rate of 12 percent. We have deducted an amount equal to 3 percent of the total reversion value to represent the costs of sale upon the reversion.

The discounted cash flow calculation is presented on the facing page. As shown, the fee simple value indicated by the discounted cash flow analysis is $2,870,000.

CONCLUSION OF THE INCOME CAPITALIZATION APPROACH
With anticipated changes in market conditions, typically buyers and sellers of this type of property place primary emphasis on the discounted cash flow method compared to the direct capitalization method, since the DCF method considers the long-term performance of the property. In this case, since the property is not projected to reach stabilization until fiscal year 1997, the direct capitalization method, in this case, does not account for the lower occupancy in fiscal years 1995 and 1996. Accordingly, we estimate the value by the income capitalization approach, as of December 1, 1994, to be $2,870,000.


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 51

                     RECONCILIATION AND FINAL VALUE ESTIMATE

The results of the three approaches to value are as follows:

          Cost Approach                           $2,810,000
          Sales Comparison Approach               $2,810,000
          Income Capitalization Approach
               DIRECT CAPITALIZATION              $3,010,000
               DISCOUNTED CASH FLOW               $2,870,000

The three approaches to value are utilized whenever possible in order to provide a check whereby all factors are considered in each approach. Inherent in each approach is an interpretation of market conditions as they affect the subject property. The quality and the quantity of the data in each approach has been considered, along with the relevancy of each to the subject.

The cost approach relies on the proposition that the market value of the property is no more than the cost of producing a substitute with the same utility as the subject. Our estimate under the cost approach assumed fee simple interest on a going concern basis. This approach is reasonably accurate in establishing replacement cost, but less so in establishing physical deterioration and functional and external obsolescence, especially for older buildings. In addition, this approach relies on results in the cash flow projection in the income capitalization approach in estimating external obsolescence. The estimate of external obsolescence is primarily based on the difference between expected income to cover and exceed costs and the actual income of the subject property. Intangible business value was also estimated based on the income capitalization approach results. Little consideration was given to this approach because of the several components that obstruct the independence of the results.

The sales comparison approach reflects the behavior of buyers and sellers transferring property. Buyers and sellers of hotels compare properties that have sold and those that are offered for sale in the marketplace so they pay no more than the least amount that a prudent seller would accept. This approach relies heavily on the availability of sale data and the willingness of buyers and/or sellers to reveal details of the transactions. In this case, there have been several recent transactions of transient hotels with similar amenities in the San Diego market. Buyers in this market appear to be purchasing properties based on expected growth in occupancy and average daily rate and the ability to improve the property rather than historical or current performance. The resulting price per room of $24,000 via the sales comparison approach is considered very reasonable for the subject property type and market. Therefore, this approach was given the greatest consideration.

The income capitalization approach is generally regarded as the most reliable technique for estimating the value of an income producing property. This approach primarily emphasizes the economic productivity of


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 52
the asset. It is based on the premise that value is created by the expectation of future benefits. Since the subject is not expected to reach stabilization until fiscal year 1997 the direct capitalization method does not take into consideration the lower occupancy in fiscal years 1995 and 1996. The subject property experienced a decline in performance in the last three years due to the external forces in the economy as well as the neglect as to the condition of the property's guest rooms and common areas. While major renovations in the guest rooms and common areas were just completed at the end of 1993 and the beginning of 1994, the actual effects of these improvements cannot yet be quantified. While we expect the renovations to improve the performance of the subject, our concluded projections are primarily based on industry standards and a recovery of the hotel industry. Therefore, the income capitalization approach conclusion is less supportable when compared to the results of the sales comparison approach

Since the Sales Comparison Approach conclusion is based on actual recent transactions in the subject market primary weight was placed on this approach. We estimate that the market value of the real property, as of December 1, 1994, was:

                 TWO MILLION EIGHT HUNDRED TEN THOUSAND DOLLARS
                                   $2,810,000

The allocation of the real property, personal property and business value is as follows:


     Real Property:           $2,360,000
     Personal Property:          450,000
     Business Value:                   0
                              ----------
     Total:                   $2,810,000


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 53

                                     ADDENDA


                                  - Definitions
                                  - Site Plan
                                  - Legal Description
                                  - Land Sales
                                  - Improved Sales
                                  - Property Photographs


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 54

DEFINITIONS


(Except as noted, all definitions are as cited in THE APPRAISAL OF REAL ESTATE, Tenth Edition, Chicago: Appraisal Institute, 1992.)

HIGHEST AND BEST USE:         The reasonably probable and legal use of vacant
                              land or an improved property, which is physically possible, appropriately supported, financially feasible, and results in the highest value.

MARKET VALUE:                 The most probable price, as of a specified date,
                              in cash, or in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to fair sale, with the buyer and seller each acting prudently, knowledgeably, and for self-interest, and assuming that neither is under undue duress.

USE VALUE:                    The value a specific property has for a specific
                              use. Use value focuses on the value the real estate contributes to the enterprise of which it is a part, without regard to the property's highest and best use or the monetary amount that might be realized upon its sale.

GOING-CONCERN VALUE:          The value of a proven property operation.  It
                              includes the incremental value associated with the business concern, which is distinct from the value of the real estate only.

REPLACEMENT COST NEW:         The estimated cost to construct, at current prices
                              as of the effective appraisal date, a building with utility equivalent to the building being appraised, using modern materials and current standards, design, and layout.

REPRODUCTION COST NEW:        The estimated cost to construct, at current prices
                              as of the effective appraisal date, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout, and quality of workmanship, and embodying all the deficiencies, superadequacies, and obsolescence of the subject building.

ACCRUED DEPRECIATION:         The difference between the reproduction or
                              replacement cost of the improvements on the effective date of the appraisal and the market value of the improvements on the same date.

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 55

PHYSICAL DETERIORATION:       A reduction in utility resulting from an
                              impairment of physical condition.

FUNCTIONAL OBSOLESCENCE:      An impairment of the functional capacity of a
                              property or building according to market tastes and standards.

EXTERNAL OBSOLESCENCE:        The diminished utility of a structure due to
                              negative influences emanating from outside the
                              building.
--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 56

Graph Description:       Site Plan Of
                         The Super 8
                         Mission Bay Motel


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 57

                                LEGAL DESCRIPTION

The land referred to herein is situated in the State of California, County of San Diego, City of San Diego, and is described as follows:

     Lots 8, 9, 10, 11, 12 and 13 in Block 32 of Mission Bay Park Tract in the City of San Diego, County of San Diego, State of California, according to map thereof no 1120, filed in the Office of the County Recorder of San Diego County, February 11, 1908.

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 58

LAND SALE 1

IDENTIFICATION

Address:                                     Camino de la Reina at Camino del
                                               Arroyo
City, State:                                 San Diego, California

TRANSACTION DATA

Grantor:                                     Santa Maria Auto Center Properties
Grantee:                                     G.S.G. Associates
Sale Date:                                   June 12, 1991
Sale Price:                                  $2,235,000
Price/Square Foot.                           $26.57
Financing:                                   $1,250,000 cash, seller carry
                                             balance

PHYSICAL DATA

Land Area:                                   +/-1.93 acres or 84.119 square
                                             feet
Zoning:                                      MV-M

CONFIRMATION:                                Hospitality Valuation Services

REMARKS:                                     This site is being developed with a
                                             103-unit condominium complex

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 59

LAND SALE 2

IDENTIFICATION

Address:                                     North of Damon Avenue, west of I-5,
                                               Pacific Beach
City State:                                  San Diego, California

TRANSACTION DATA

Grantor:                                     Western Lumber Company
Grantee:                                     Tweedy San Juan Investors
Sale Date:                                   May, 1990
Sale Price:                                  $2,175,000
Price/Square Foot.                           $29.90
Financing:                                   $250,000 down; 1 st trust deed
                                             seller $1,925,000:
                                             interim financing

PHYSICAL DATA

Land Area:                                   +/-1.67 acres, or 72.745 square
                                             feet
Zoning:                                      M-1

CONFIRMATION:                                Hospitality Valuation Services

REMARKS:                                     Mark Binder of Tweedy San Juan
                                             Investors
--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 60

LAND SALE 3

IDENTIFICATION


Address:                                     3880 Greenwood Street
City, State:                                 San Diego, California

TRANSACTION DATA

Grantor:                                     Conrad Prebys
Grantee:                                     San Diego Consort Hotel Group
                                               Limited
Sale Date:                                   November, 1989
Sale Price:                                  $2,838,000
Price/Square Foot.                           $25.96
Financing:                                   Seller indicated market terms

PHYSICAL DATA

Land Area:                                   +/-2.51 acres, or 109,336 square
                                             feet
Zoning:                                      MV-B

CONFIRMATION:                                Hospitality Valuation Services

REMARKS: The intended use of the site was to construct a 200-unit hotel. The site has a generally level topography and all utilities are to the site.

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 61

LAND SALE 4

IDENTIFICATION

Address:                                     Hotel Circle South west of Mission
                                               Valley Inn
City, State:                                 San Diego, California

TRANSACTION DATA

Grantor:                                     Atlas Hotels, Inc.
Grantee:                                     Marriott Corporation
Sale Date:                                   October, 1988
Sale Price:                                  $8,363,520
Price/Square Foot.                           $24.00
Financing:                                   Buyer cannot remember unusual terms

PHYSICAL DATA

Land Area:                                   +/- 8.0 acres, or 348,480 square
                                             feet of net useable space
Zoning:                                      MV-CV

CONFIRMATION

REMARKS: This represents a sale form Atlas Hotels, Inc.to Marriott Corporation for the purpose of constructing a Marriott Courtyard hotel and a Residence Inn by Mariott. This construction never came to fruition and the site remains vacant and is currently on the market.
                                             Discussions with the current broker
                                             of the site indicate that the
                                             listing price for the site, which
                                             was listed for $8,500,000, or
                                             $24.39 per square foot in 1992, has
                                             been reduced to a current listing
                                             of $6,500,000, or $18.65 per square
                                             foot.  The site has a generally
                                             level topography with a steep grade
                                             at the rear.


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 62

LISTING

IDENTIFICATION

Address:                                     Hotel Circle South
City, State:                                 San Diego, California

Asking Price:                                $6,500,000 square feet
Price/Square Foot.                           $18.65

PHYSICAL DATA

Land Area:                                   8 acres or 348,380 square feet
Zoning:                                      MV-CV

CONFIRMATION:                                Bill Rodewald - ILIFF Thorn

REMARKS:                                     The site is located east of the
                                             Ramada Inn, west of the Office Inn

--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 63

IMPROVED SALE  1 -- BEST WESTERN - OTAY VALLEY INN


Property Address:                            4450 Otay Valley Road
                                             Chula Vista, CA

TRANSACTION DATA
Date of Sale:                                July, 1994
Grantor:                                     Southwest Motel Equity
Grantee:                                     Pacifica Hotel Group
Property Rights Transferred:                 Fee Simple as a going concern
Sale Price:                                  $2,250,000
Cash Equivalent Sales Price:                 $2,250,000
Sales Price/Room:                            $18,443

Personal Property Included in Sales Price:   Yes
Financing/Terms of Sale:                     The buyer purchased the note on the
                                             property.  It was in Chapter 11 at
                                             the time of sale.  No additional
                                             information was available

PHYSICAL FEATURES:
Year Completed:                              1987
Number of Units:                             124
Property Description:                        Pool, spa, continental breakfast
                                             and cable

CONFIRMATION:                                Ian-Gardner Smith, Southwest Motel
                                             Equity

REMARKS: The property reportedly was performing at approximately 60 percent occupancy at the time of sale. The average daily rate was reported as being in the high $30s. Although the property was in
                                             Chapter 11 and was considered a
                                             distressed sale, there were several
                                             offers from large franchises. (e.g.
                                             Red Roof Inn, Motel 6)  The offers
                                             ranged in price, on average,
                                             between $2.2 million and $2.4
                                             million.


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 64

IMPROVED SALE  2 -- KINGS INN


Property Address:                            1333 Hotel Circle
                                             San Diego, CA

TRANSACTION DATA
Date of Sale:                                March 15, 1994
Grantor:                                     Hospitality Asset III L.P.
Grantee:                                     Valley Ho Hotels, Inc.
Property Rights Transferred:                 Fee Simple
Sale Price:                                  $3,100,000
Cash Equivalent Sales Price:                 $3,100,000
Sales Price/Room:                            $22,143

Personal Property Included in Sales Price:   Yes
Financing/Terms of Sale:                     All cash sale

PHYSICAL FEATURES:
Year Completed:                              1959
Number of Units:                             140
Property Description:                        Two story, wood frame/stucco
                                             construction.  Pool, spa, meeting
                                             rooms, restaurant, and coffee shop.

CONFIRMATION

REMARKS:                                     The property was renovated in 1987.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 65

IMPROVED SALE  3 -- ECONOLODGE


Property Address:                            3880 Grennwood Street
                                             San Diego, CA

TRANSACTION DATA
Date of Sale:                                December 29, 1993
Grantor:                                     Great Western Bank
Grantee:                                     Singod Hotel, Inc.
Property Rights Transferred:                 Fee Simple
Sale Price:                                  $2,300,000
Cash Equivalent Sales Price:                 $2,300,000
Sales Price/Room:                            $15,333

Personal Property Included in Sales Price:   Yes
Financing/Terms of Sale:                     1st Great Western Bank $1,725,000

PHYSICAL FEATURES:
Year Completed:                              1987
Number of Units:                             150
Property Description:                        Three-story, wood frame/stucco
                                             construction; exterior room
                                             entrance, continental breakfast

CONFIRMATION

REMARKS:                                     Just North of sports arena on a
                                             one-way street with no visibility.

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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 66

IMPROVED SALE  4 -- GOOD NITE INN


Property Address:                            4545 Waring Road
                                             San Diego, CA

TRANSACTION DATA
Date of Sale:                                December 1, 1993
Grantor:                                     Supreme Hotels Limited Partnership
Grantee:                                     Good Nite Inn
Property Rights Transferred:                 Fee Simple
Sale Price:                                  $2,000,000
Cash Equivalent Sales Price:                 $2,000,000
Sales Price/Room:                            $21,505

Personal Property Included in Sales Price:   Yes
Financing/Terms of Sale:                     1st Chang Hwa Commercial Bank
                                             $1,600,000

PHYSICAL FEATURES:
Year Completed:                              1970
Number of Units:                             93
Property Description:                        Single and two story buildings,
                                             with wood frame and stucco
                                             exterior.  Heated pool, coin
                                             operated laundry, meeting rooms,
                                             and restaurant.

CONFIRMATION

REMARKS:                                     Minimal exposure from access roads


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 67

                           [Color Photographes showing
                             the Main Entrance and a
                               typical Guest Room]
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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 68